UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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VOCERA COMMUNICATIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 20, 2018

Dear Fellow Stockholder:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders of Vocera Communications, Inc. to be held at our offices located at 525 Race Street, San Jose, CA 95126 on Friday, June 1, 2018 at 10:00 a.m. (Pacific Time).

Whether or not you plan to attend the meeting, I encourage you to review the enclosed information and vote your shares.

I am proud of what Vocera has accomplished and am excited about the momentum we have created for the future. Hospitals and health systems are increasingly focused on improving clinical communication and workflow. Our mission is to simplify and improve the lives of healthcare professionals and patients, while enabling hospitals to enhance quality of care and operational efficiency. Our continued investments in products and services, combined with strong execution, are paying off, resulting in accelerated growth for our business.

2017 was full of accomplishments, a truly great year for Vocera, and one I’m really proud of. We hit many milestones in serving each of our major stakeholders: employees, customers, investors and our community. I’d like to comment briefly on each one:

•	Employees: In 2017, we successfully integrated the Extension Healthcare business into a unified company. The addition of Engage software to our platform has changed the tone of the conversation with our customers and secured us a meaningful seat at the table as they set their key business priorities. We now have a combined workforce of approximately 600 employees around the world. In November, I had the opportunity to visit employees in our newly renovated office in Bangalore, India and experienced the passion, pride, and teamwork this group demonstrates working in unity with the rest of the company. Our employee loyalty and engagement reflect the amazing team of people that we have assembled globally to achieve our shared goals.
•	Customers: Our mission of enabling the Quadruple Aim is resonating, and 2017 was a record year for adding new customer facilities to our business. We completed a banner year in the federal market, and we made continued progress in adding large, enterprise scale accounts in both the Department of Defense and Veterans Affairs. We continue to maintain extremely high customer loyalty within our installed base, as measured by our maintenance renewal rates and Net Promoter scores, and our customers view us as a trusted partner. We were especially proud to be recognized on the Forbes list of Most Trustworthy Companies in America, 2017.
•	Investors: We achieved 27% revenue growth and increased our profitability significantly, demonstrating the leverage in our business model. With our improved profitability, we strengthened our balance sheet, ending the year with over $80 million in cash. This financial performance translated to strong Vocera stock performance, well ahead of the major and industry-specific indices. We value the relationships we have built with the investment community and were proud to be recognized by our investors and analysts with several Investor Relations awards in 2017.
•	Community: In addition to the commitments we make to our employees, customers and investors, we give back to the communities we live in. I am proud of the work we have done this year to share our success with the broader community. 2017 was a tough year for many parts of the world, but our commitment to our communities continued with record levels of volunteering, giving and assistance to local and international communities in need.

As we now look forward, we begin 2018 on very solid financial footing with a strong balance sheet, an expanded sales pipeline and a scalable operating structure. With our broadened software platform and the increasing strategic importance of improving communication in healthcare, we are excited about the growth potential of our business in 2018 and beyond.

Our 2018 priorities:

•	We will continue to focus on winning new hospital systems and driving system-wide expansions in our existing customers. We’ll pursue cross selling opportunities within our installed base, and we will increase focus on pursuing growth in our international markets.
•	On the product side, we will continue to invest in our solutions to extend our clinical relevance both within and outside of the four walls of the hospital. We have a big year planned for new product introductions as we expand our solutions to help our customers.
•	We will strive to grow the business and accelerate towards our profitability goals.

To conclude, 2017 was a year of great accomplishment for Vocera, and we are poised for another year of strong achievement for all our stakeholders in 2018.

Thank you for your support and interest in Vocera’s success. As always, we value your ongoing participation and support of Vocera, and we are committed to delivering world-class solutions and creating sustainable long-term value for our shareholders.

Sincerely,

Brent D. Lang
President and Chief Executive Officer

VOCERA COMMUNICATIONS, INC.
525 Race Street
San Jose, CA 95126

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 1, 2018

April 20, 2018

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2018 Annual Meeting of Stockholders of Vocera Communications, Inc. will be held at our offices located at 525 Race Street, San Jose, CA 95126 on Friday, June 1, 2018, at 10:00 a.m. (Pacific Time).

We are holding the meeting for the following purposes, which are more fully described in the accompanying proxy statement:

1.	To elect two (2) Class III directors to serve terms of three years through the third annual meeting of stockholders following this meeting and until, in each case, a successor has been elected and qualified, subject to earlier resignation or removal.
2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.
3.	To conduct a non-binding advisory vote on the compensation of our named executive officers as disclosed in the accompanying materials.
4.	To conduct a non-binding advisory vote on the frequency of holding future advisory votes on named executive officer compensation.
5.	To approve an amendment to our 2012 Equity Incentive Plan to increase the number of shares reserved thereunder by an additional 1,500,000 shares, and make certain other amendments and technical changes to the 2012 Equity Incentive Plan.

In addition, stockholders may be asked to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 10, 2018, are entitled to notice of, and to vote at, the meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at our headquarters.

Your vote as a Vocera Communications, Inc. stockholder is very important. Each share of stock that you own represents one vote.

For questions regarding your stock ownership, you may contact Investor Relations at (408) 882-5971 or investorrelations@vocera.com or, if you are a registered holder, our transfer agent, Computershare Trust Company, N.A., by email through their website at www.computershare.com/contactus or by phone at (877) 373-6374. Whether or not you expect to attend the meeting, we encourage you to read the proxy statement and vote through the Internet or by telephone, or request, sign and return your proxy card as soon as possible, so that your shares may be represented at the meeting. For specific instructions on how to vote your shares, please refer to the section entitled “General Information about the Meeting” beginning on page 1 of the proxy statement and the instructions on the Notice of Internet Availability of Proxy Materials.

The Securities and Exchange Commission rules allow companies to furnish proxy materials to stockholders over the Internet. We have elected to do so, thus reducing the environmental impact and lowering the costs of printing and distributing proxy materials without impacting your timely access to this important information. On or about April 20, 2018, we expect to mail to stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) containing instructions on how to access our proxy statement for our 2018 Annual Meeting of Stockholders and our 2017 annual report on Form 10-K to stockholders. The Notice of Internet Availability also provides instructions on how to vote through the Internet or by telephone, and includes instructions on how to receive paper copies of the proxy materials by mail, if desired.

By Order of the Board of Directors,

Douglas A. Carlen
General Counsel and Corporate Secretary

San Jose, California
April 20, 2018

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 1, 2018: the Proxy Statement and our 2017 Annual Report on Form 10-K is available at www.envisionreports.com/vcra.

VOCERA COMMUNICATIONS, INC.

PROXY STATEMENT FOR 2018 ANNUAL MEETING OF STOCKHOLDERS

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the letter from our Chief Executive Officer contain forward-looking statements reflecting our current expectations that involve risks and uncertainties which are subject to safe harbors under the Securities Act of 1933, as amended, or the Securities Act, and the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements include, but are not limited to, statements concerning our anticipated growth, profitability, priorities, integration of acquisitions, customer deployments and business plans, objectives, expectations and intentions. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the growth, profitability, priorities, integration of acquisitions, customer deployments, business plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements, including, without limitation, the risks set forth in Part I, Item 1A, “Risk Factors” in our Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission. We do not assume any obligation to update any forward-looking statements.

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VOCERA COMMUNICATIONS, INC.
525 Race Street
San Jose, CA 95126

PROXY STATEMENT FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

June 1, 2018

Information About Solicitation and Voting

The accompanying proxy is solicited on behalf of the Board of Directors of Vocera Communication, Inc. (“we,” “us,” “our” or the “company”) for use at Vocera’s 2018 Annual Meeting of Stockholders (the “annual meeting” or the “meeting”) to be held on June 1, 2018, at 10:00 a.m. (Pacific Time), and any adjournment or postponement thereof.

Internet Availability of Proxy Materials

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies to each stockholder. On or about April 20, 2018, we expect to send to our stockholders a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) containing instructions on how to access our proxy materials, including our proxy statement and our annual report on Form 10-K. The Notice of Internet Availability also provides instructions on how to vote through the Internet or by telephone and includes instructions on how to receive paper copies of the proxy materials by mail or an electronic copy of the proxy materials by email.

This process is designed to reduce our environmental impact and lower the costs of printing and distributing our proxy materials without impacting our stockholders’ timely access to this important information. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.

General Information about the Meeting

Purpose of the Meeting

At the meeting, stockholders will act upon the proposals described in this proxy statement. In addition, we will consider any other matters that are properly presented for a vote at the meeting. We are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly presented for a vote at the meeting, the persons named in the proxy, who are officers of the company, have the authority in their discretion to vote the shares represented by the proxy.

Record Date; Quorum

Only holders of record of common stock at the close of business on April 10, 2018, the record date, will be entitled to vote at the meeting. At the close of business on April 10, 2018, Vocera had 29,717,236 shares of common stock outstanding and entitled to vote.

The holders of a majority of the voting power of the shares of stock entitled to vote at the meeting as of the record date must be present or represented by proxy at the meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the meeting if you are present and vote in person at the meeting or if you have properly submitted a proxy.

General Proxy Information

Voting Rights

Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the close of business on April 10, 2018, the record date. You may vote all shares owned by you at such date, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee or other nominee.

Stockholder of Record: Shares Registered in Your Name.  If on April 10, 2018, your shares were registered directly in your name with Vocera’s transfer agent, Computershare Trust Company, N.A., then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the meeting, or vote in advance through the Internet or by telephone, or if you request to receive paper proxy materials by mail, by filling out and returning the proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee.  If on April 10, 2018, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your broker on how to vote the shares held in your account, and your broker has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. Because the brokerage firm, bank or other nominee that holds your shares is the stockholder of record, if you wish to attend the meeting and vote your shares you must obtain a valid proxy from the firm that holds your shares giving you the right to vote the shares at the meeting.

Required Vote

Proposal 1:  Each director will be elected by a majority of the votes cast, which means that each of the two individuals nominated for election to the Board of Directors at the meeting will be elected if the number of votes cast “FOR” that nominee exceeds the number of votes “AGAINST” that nominee. You may either vote “FOR” or “AGAINST” one or more of the nominees. You may not cumulate votes in the election of directors.

Proposal 2:  Approval of the ratification of the appointment of our independent registered public accounting firm will be obtained if the number of votes cast “FOR” the proposal at the meeting exceeds the number of votes “AGAINST” the proposal.

Proposal 3:  Approval, on an advisory basis, of the named executive officer compensation will be obtained if the number of votes cast “FOR” the proposal at the meeting exceeds the number of votes “AGAINST” the proposal. This vote is advisory and non-binding in nature.

Proposal 4:  The advisory vote on the frequency of holding an advisory vote on named executive officer compensation will be the option of either “1 YEAR,” “2 YEARS,” or “3 YEARS” that receives the highest number of votes. This vote is advisory and non-binding in nature.

Proposal 5:  The approval of the amendments to our 2012 Equity Incentive Plan will be obtained if the number of votes cast “FOR” the proposal at the meeting exceeds the number of votes “AGAINST” the proposal.

Abstentions (shares present at the meeting and voted “abstain”) are counted for purposes of determining whether a quorum is present, and have no effect on the outcome of the matters voted upon. Broker non-votes occur when shares held by a broker for a beneficial owner are represented at the meeting but not voted on the particular proposal either because (i) the broker did not receive voting instructions from the beneficial owner or (ii) the broker lacked discretionary authority to vote the shares. Broker non-votes are counted for purposes of determining whether a quorum is present, and have no effect on the outcome of the matters voted upon, except with regards to Proposal 2, which is considered a routine proposal and is subject to the discretionary vote of the holder. Note that if you are a beneficial holder and do not provide specific voting instructions to your broker, the broker that holds your shares will not be authorized to vote on the election of directors. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the meeting.

Recommendations of the Board of Directors on Each of the Proposals Scheduled to be Voted on at the Meeting

The Board of Directors recommends that you vote:

•	FOR the Class III director nominees named in this proxy statement (Proposal 1);
•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal 2);
•	FOR the non-binding advisory vote on named executive officer compensation (Proposal 3);

•	ONE YEAR for the non-binding advisory vote on the frequency of holding an advisory vote on named executive officer compensation (Proposal 4); and
•	FOR the amendments to our 2012 Equity Incentive Plan (Proposal 5).

Voting Instructions; Voting of Proxies

If you received a Notice of Internet Availability, please follow the instructions included on the notice on how to access your proxy card and vote by telephone or through the Internet.

If you are a stockholder of record, you may:

•	Vote in person — we will provide a ballot to stockholders who attend the meeting and wish to vote in person;
•	Vote through the Internet or by telephone — in order to do so, please follow the instructions shown on your Notice of Internet Availability or proxy card; or
•	Vote by mail — if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the proxy card and return it as soon as possible before the meeting in the envelope provided.

Votes submitted through the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on May 31, 2018. Submitting your proxy, whether by telephone, through the Internet or by mail if you request or received a paper proxy card, will not affect your right to vote in person should you decide to attend the meeting. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct it how to vote your shares. You may either vote “FOR” or “AGAINST” or “ABSTAIN” from voting for each of the nominees to the Board of Directors. For Proposal 2, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. For Proposal 3, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. For Proposal 4, you may vote “1 YEAR,” “2 YEARS” or “3 YEARS.” For Proposal 5, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted.

All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the meeting, your shares will be voted in accordance with the recommendations of our Board of Directors stated above.

If you receive more than one proxy card or Notice of Internet Availability, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on the Notice of Internet Availability on how to access each proxy card and vote each proxy card by telephone or through the Internet. If you requested or received paper proxy materials by mail, please complete, sign and return each proxy card to ensure that all of your shares are voted.

Expenses of Soliciting Proxies

The expenses of soliciting proxies will be paid by Vocera. Following the original distribution and mailing of the solicitation materials, we or our agents may solicit proxies by mail, electronic mail, telephone, facsimile, by other similar means, or in person. Our directors, officers, and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, e-mail, or otherwise. Following the original distribution and mailing of the solicitation materials, we will request brokers, custodians, nominees and other record holders to forward copies of those materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, we, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials and/or vote through the Internet, you are responsible for any Internet access charges you may incur.

Revocability of Proxies

A stockholder who has given a proxy may revoke it at any time before the closing of the polls by the inspector of elections at the meeting by:

•	delivering to the Corporate Secretary (by any means, including facsimile) a written notice stating that the proxy is revoked;
•	signing and delivering a proxy bearing a later date;
•	voting again through the Internet or by telephone; or
•	attending and voting at the meeting (although attendance at the meeting will not, by itself, revoke a proxy).

Please note, however, that if your shares are held of record by a brokerage firm, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke or change any prior voting instructions.

Electronic Access to the Proxy Materials

The Notice of Internet Availability will provide you with instructions regarding how to:

•	view our proxy materials for the meeting through the Internet;
•	instruct us to mail paper copies of our current or future proxy materials to you; and
•	instruct us to send our current or future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will reduce the impact of our annual meetings of stockholders on the environment and lower the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Voting Results

Voting results will be tabulated and certified by the inspector of elections appointed for the meeting. The final results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days of the meeting.

Annual Meeting Location

We will hold the meeting at our offices located at 525 Race Street, San Jose, CA 95126 on Friday, June 1, 2018, at 10:00 a.m. (Pacific Time).

CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE

We are strongly committed to good corporate governance practices. These practices provide an important framework within which our Board of Directors and management pursue our strategic objectives for the benefit of our stockholders. Our Governance and Nominating Committee periodically reviews our corporate governance practices and in 2016, based on discussions with our stockholders and recent developments in corporate governance, our Board of Directors amended our Restated Bylaws to adopt majority voting. This means that for a nominee to be elected to the Board in an uncontested election, the votes cast for such nominee’s election must exceed the votes cast against such nominee’s election.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions, stock ownership guidelines, and other policies for the governance of the company. In connection with the amendment to the Restated Bylaws to adopt majority voting, our Board also approved a revision to the Corporate Governance Guidelines to require that a director nominee (or new appointee) tender his or her resignation in the event of an adverse vote, and, following the recommendation of the Governance and Nominating Committee, the Board shall act upon such resignation within 30 days following the stockholder vote. Our Corporate Governance Guidelines are available without charge on the investor relations section of our website at www.vocera.com.

Stock Ownership Guidelines

Our Board of Directors has adopted stock ownership guidelines as set forth in the Corporate Governance Guidelines. For our directors, with the exception of our Chief Executive Officer, not later than five years from the later of (i) July 30, 2012 or (ii) the date that an individual is initially elected as a director, such individual should beneficially own a number of shares of our common stock and vested equity awards with a value of not less than five times the then annual cash retainer for general board service paid by us to such director. For our Chief Executive Officer, not later than five years from the later of (i) July 30, 2012 or (ii) the date that the individual is hired or promoted to serve as our Chief Executive Officer, such individual should beneficially own a number of shares of our common stock and vested equity awards with a value of not less than six times the then annual base salary paid to such individual. We measure compliance with these stock ownership guidelines at the end of each fiscal year.

Recoupment Policy

In April 2018, our Board of Directors adopted a clawback provision that provides our Board with the authority to recoup past incentive compensation from an executive officer in the event of a material restatement of our company’s financial results due to fraud or intentional misconduct of that executive officer.

Board Leadership Structure

Our Board of Directors does not have a policy on whether the roles of the Chair of the Board of Directors and Chief Executive Officer should be separate. Our Governance and Nominating Committee periodically considers the Board’s leadership structure and makes recommendations to the Board on what it believes is appropriate. The Board currently believes that it should maintain flexibility in determining the Board leadership structure appropriate for the company.

Brent D. Lang currently serves as our President and Chief Executive Officer, and Robert J. Zollars currently serves as the Chairman of our Board. Effective on the date Mr. Zollars’ term expires at the annual meeting, the Board has appointed Mr. Lang to serve as the Chairman of our Board, resulting in the positions of Chairman and Chief Executive Officer to be filled by the same person. Our Board of Directors believes that this Board leadership structure, coupled with a strong emphasis on Board independence and the role of the lead independent director, provides effective independent oversight of management while allowing the Board and management to benefit from Mr. Lang’s extensive executive leadership and operational experience and his experience and familiarity with our business, growth strategy and key issues. Independent directors and management sometimes have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside of our company, while Mr. Lang brings company-specific experience and expertise. Our Board of Directors believes that Mr. Lang’s combined role enables strong leadership, creates clear accountability, and enhances our ability to communicate our message and strategic vision clearly and consistently to stockholders.

Lead Independent Director

Because Mr. Zollars has previously served as an executive officer of our company, and Mr. Lang is a current executive officer, neither of them are deemed independent for corporate governance purposes, and the Board has appointed Howard E. Janzen as Lead Independent Director. As Lead Independent Director, Mr. Janzen, among other responsibilities, attends and chairs most of the regularly scheduled meetings at which only our independent directors are present, serves as a liaison between the Chief Executive Officer and Chairman and the independent directors, and performs such additional duties as our Board of Directors may otherwise determine and delegate.

Risk Oversight

Our Board of Directors is primarily responsible for overseeing our risk management processes. Our Board exercises its risk oversight function both directly and indirectly through its various committees and reviews strategic and operational risks, including but not limited to cybersecurity risk, in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions. Our Board, as a whole, determines the appropriate level of risk for our company, assesses the specific risks that we face and reviews management’s strategies for adequately mitigating and managing the identified risks.

Our Audit Committee, Governance and Nominating Committee and Compensation Committee support our Board in discharging its risk oversight duties and address risks inherent in their respective areas. Our Audit Committee assists our Board in fulfilling its oversight responsibilities relating to the company’s financial accounting, reporting and controls, legal and regulatory compliance and oversees the accounting and financial reporting processes of the company, the audits of the company’s financial statements by the independent auditors and our internal audit function and monitors the periodic reviews of the adequacy of such processes and systems of internal control. Our Governance and Nominating Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, and corporate governance. Our Compensation Committee assesses risks created by the incentives inherent in our compensation policies. See “Compensation Policies and Practices as they relate to Risk Management” under the Compensation Discussion and Analysis section elsewhere in this Proxy Statement for additional information. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our Board leadership structure supports this approach.

Director Independence

Our common stock is listed on the New York Stock Exchange. The listing rules of the New York Stock Exchange require that a majority of the members of our Board of Directors be independent. In February 2018, our Board of Directors confirmed that a majority of the members of our Board of Directors are independent and that all of our directors are independent, except Brent D. Lang and Robert J. Zollars. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, our Board of Directors determined each of Michael Burkland, John B. Grotting, Jeffrey H. Hillebrand, Howard E. Janzen, Alexa King, John N. McMullen and Sharon L. O’Keefe does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of the New York Stock Exchange and the Securities and Exchange Commission. In making this determination, our Board of Directors considered the relationships that each director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including certain contracts for products or services in place between Vocera and entities affiliated with our directors.

Committees of Our Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. The composition and responsibilities of each committee are described below. Copies of the charters for each committee are available without charge on the investor relations section of our website at www.vocera.com. Members serve on these committees until their resignations or until otherwise determined by the Board of Directors.

Audit Committee.  Our Audit Committee is comprised of John N. McMullen, who is the chair of the Committee, Michael Burkland and Howard E. Janzen, each of whom, our Board of Directors has determined, meets the requirements for independence under the current New York Stock Exchange and SEC rules and regulations. Each member of our Audit Committee is financially literate. In addition, our Board of Directors has determined that Mr. McMullen is an Audit Committee financial expert within the meaning of Item 407(d) of Regulation S-K of the Securities Act.

All audit services to be provided to us and all permissible non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm will be approved in advance by our Audit Committee. Our Audit Committee, among other things:

•	oversees the accounting and financial reporting processes of our company, the audits of our company’s financial statements by our company’s independent registered public accounting firm and our company’s internal audit function;
•	monitors the periodic reviews of the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by our company’s independent registered public accounting firm and our company’s financial and senior management, and internal audit function;
•	appoints our company’s independent registered public accounting firm, determines and approves the fees paid to our independent accounting firm and reviews and evaluates the qualifications, independence and performance of our independent accounting firm;
•	reviews and evaluates the organization and performance of our company’s internal audit function;
•	facilitates communications among our company’s independent registered public accounting firm, financial and senior management, and internal audit function, and our Board of Directors; and
•	assists our Board of Directors in oversight of our company’s compliance with legal and regulatory requirements.

Compensation Committee.  Our Compensation Committee is comprised of Jeffrey H. Hillebrand, who is the chair of the Committee, and John B. Grotting and Alexa King. Our Board of Directors has determined that each member of our Compensation Committee meets the requirements for independence under the current New York Stock Exchange rules, a non-employee director within the meaning of Section 16 of the Exchange Act, and an outside director within the meaning of Section 162(m) of the Internal Revenue Code. Our Compensation Committee, among other things:

•	reviews and determines the compensation of our executive officers;
•	oversees our cash-based and equity-based compensation plans, policies and programs;
•	reviews and makes recommendations to our Board with respect to non-employee director compensation; and
•	reviews general plans, policies and programs relating to compensation and benefits of our employees.

Our executive compensation program is administered by our Compensation Committee. In determining the compensation of each of our named executive officers, other than our President and Chief Executive Officer, our Compensation Committee considers the performance evaluations and compensation recommendations of our President and Chief Executive Officer. In the case of our President and Chief Executive Officer, our Compensation Committee evaluates his performance and independently determines whether to make any adjustments to his compensation.

Our Compensation Committee retained an independent compensation consultant, Compensia, Inc., to assist in structuring our executive officer compensation for 2017. Compensia provided our Compensation Committee with market data and analyses from a peer group of similarly-sized technology companies with similar business and financial characteristics. Compensia has not provided our company or our Compensation Committee with any other services during fiscal year 2017 that would compromise its independence or pose a conflict of interest.

In accordance with applicable laws, rules and regulations and our certificate of incorporation, bylaws and Compensation Committee charter, the Compensation Committee has delegated to an equity awards committee, comprised of certain executive officers of our company, the authority to make certain types of equity awards under our 2012 Equity Incentive Plan to any employee who is not an executive officer or director, pursuant to the terms of such plan and the equity award guidelines approved by our Compensation Committee.

Governance and Nominating Committee.  Our Governance and Nominating Committee is comprised of Alexa King, who is the chair of the Committee, John B. Grotting and Sharon L. O’Keefe. Our Board of Directors has determined that each member of our Governance and Nominating Committee meets the requirements for independence under the current New York Stock Exchange rules and regulations. Our Governance and Nominating Committee, among other things:

•	identifies, evaluates and recommends nominees to our Board of Directors and its committees;
•	oversees the evaluation of the performance of our Board of Directors and its committees;
•	reviews our corporate governance policies and proposed waivers of the policies;
•	reviews developments in corporate governance practices;
•	evaluates the adequacy of our corporate governance practices;
•	oversees continuing education for our directors; and
•	makes recommendations to our Board of Directors concerning corporate governance matters.

Codes of Business Conduct and Ethics and other Corporate Policies

Our Board of Directors has adopted codes of business conduct and ethics that apply to all of our employees, officers and directors. We intend to disclose any future amendments to certain provisions of our codes of business conduct and ethics, or waivers of these provisions, on our website and/or in public filings. Our employees, officers and directors are also subject to our Policy Prohibiting Insider Trading and our Related Person Transactions Policy. We provide training to our employees regarding our codes and various company policies, which all employees are required to complete. In addition, we have adopted a Whistleblower and Complaint Policy that is designed to provide a forum to which our employees, officers and directors may report violations or suspected violations of our company policies without fear of harassment, retaliation or adverse employment consequences. The full text of our policies are posted on the investor relations section of our website at www.vocera.com.

Compensation Committee Interlocks and Insider Participation

The directors who were members of our Compensation Committee during 2017 were Jeffrey H. Hillebrand, Alexa King and John B. Grotting. None of them at any time has been one of our officers or employees. None of our executive officers serves or in the past has served as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on our Board of Directors or our Compensation Committee.

Board and Committee Meetings and Attendance

The Board of Directors and its committees meet throughout the year on a pre-determined schedule, and also hold special meetings and act by written consent from time to time. During 2017, the Board of Directors held seven meetings, including telephonic meetings, the Audit Committee held eight meetings; the Compensation Committee held four meetings and the Governance and Nominating Committee held two meetings. During

2017, none of the directors attended fewer than 75% of the aggregate of the total number of meetings held by the Board of Directors during his or her tenure and the total number of meetings held by all committees of the Board of Directors on which such director served during his or her tenure.

Typically, in conjunction with the regularly scheduled meetings of the Board, the independent directors meet in executive sessions outside the presence of management.

Board Attendance at Annual Stockholders’ Meeting

We encourage each member of our Board of Directors to attend our annual meetings of stockholders. Eight directors were in attendance at our 2017 annual meeting of stockholders. We do not have a formal policy regarding attendance of annual meetings by the members of our Board of Directors. We may consider in the future whether our company should adopt a more formal policy regarding director attendance at our annual meetings.

Presiding Director of Independent Director Meetings

The independent directors meet in regularly scheduled executive sessions without management. Our lead independent director is currently Mr. Janzen.

Communication with Directors

Stockholders and interested parties who wish to communicate with our Board of Directors, non-management members of our Board of Directors as a group, a committee of the Board of Directors, or a specific member of our Board of Directors (including our chairman or lead independent director) may do so by letters addressed to the attention of our Corporate Secretary.

All communications are reviewed by the Corporate Secretary and provided to the members of the Board of Directors consistent with a screening policy providing that unsolicited items, sales materials, and other routine items and items unrelated to the duties and responsibilities of the Board of Directors not be relayed on to directors. Any communication that is not relayed is recorded in a log and made available to our Board of Directors.

The address for these communications is:

Corporate Secretary
Vocera Communications, Inc.
525 Race Street
San Jose, CA 95126

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS

Nomination to the Board of Directors

Candidates for nomination to our Board of Directors are selected by our Board of Directors based on the recommendation of the Governance and Nominating Committee. In recommending candidates for nomination, the Governance and Nominating Committee considers candidates recommended by directors, officers, employees, stockholders and outside consultants, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate.

Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our Board of Directors is set forth below under “Stockholder Proposals to be Presented at Next Annual Meeting.”

Director Qualifications

With the goal of developing a diverse, experienced and highly-qualified Board of Directors, the Governance and Nominating Committee is responsible for developing and recommending to the Board of Directors the desired qualifications, expertise and characteristics of members of our Board of Directors.

Since the identification, evaluation and selection of qualified directors is a complex and subjective process that requires consideration of many factors, and will be significantly influenced by the particular needs of our Board of Directors that are likely to evolve and change over time, our Board of Directors has not adopted a specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. legal, regulatory and New York Stock Exchange listing requirements; and the provisions of our certificate of incorporation, bylaws, Corporate Governance Guidelines, and charters of our board committees. In addition, neither our Board of Directors nor our Governance and Nominating Committee have a formal policy with regard to the consideration of diversity in identifying nominees. When considering nominees, our Governance and Nominating Committee may take into consideration many factors including, among other things, a candidate’s independence, integrity, skills, financial and other business expertise, breadth of experience, soundness of judgment, diversity of viewpoints and experience and knowledge about our business or industry, as well as ability to devote adequate time and effort to responsibilities of our Board of Directors in the context of its existing composition. Through the nomination process, the Governance and Nominating Committee seeks to promote board membership that reflects a diversity of business experience, expertise, viewpoints, personal backgrounds and other characteristics that are expected to contribute to the Board of Directors’ overall effectiveness.

PROPOSAL NO. 1

ELECTION OF CLASS III
DIRECTORS

Our Board of Directors is divided into three classes. Each class serves for three years, with the terms of office of the respective classes expiring in successive years. Class III director nominees will stand for election at this meeting. The terms of office of directors in Class I and Class II do not expire until the annual meetings of stockholders to be held in 2019 and 2020, respectively.

Our Class III directors, whose terms will expire at this annual meeting, are Robert J. Zollars, John N. McMullen and Sharon L. O’Keefe. Following discussions with Mr. Zollars regarding his interest in remaining on our Board of Directors, our Governance and Nominating Committee decided not to recommend that Mr. Zollars be nominated for re-election at the annual meeting. At the recommendation of our Governance and Nominating Committee, our Board of Directors nominated John N. McMullen and Sharon L. O’Keefe for election as Class III directors at the 2018 annual meeting, for a three-year term expiring at the 2021 annual meeting of stockholders, and until such director’s successor is duly elected and qualified, subject to such director’s earlier resignation or removal. Our Board of Directors also reduced the size of the Board from nine to eight directors, effective upon the completion of this meeting.

If any nominee for any reason is unable to serve, the proxies may be voted for such substitute nominee as the proxy holders, who are officers of our company, might determine. Each nominee has consented to being named in this proxy statement and to serve if elected. Proxies may not be voted for more than two directors. Stockholders may not cumulate votes in the election of directors.

Nominees to the Board of Directors

The nominees, and their ages, the class in which they are being nominated, their occupations and their length of board service are provided in the table below. Additional biographical descriptions of each nominee are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of each of our nominees that led to the conclusion that each director should serve as a member of our Board of Directors at this time.

Name of Director/Nominee	Age	Class	Principal Occupation	Director Since
John N. McMullen(1)	59	III	Executive Vice President and Chief Financial Officer, 3D Systems	June 2011
Sharon L. O’Keefe(2)	65	III	President, University of Chicago Medical Center	March 2012

(1)	Chair of the Audit Committee
(2)	Member of the Governance and Nominating Committee

John N. McMullen has served on our Board of Directors since June 2011. In July 2016, Mr. McMullen was named Executive Vice President and Chief Financial Officer for 3D Systems. Prior to his position with 3D Systems, Mr. McMullen was the Executive Vice President and Chief Financial Officer of Kodak from June 2014 to June 2016. From March 2007 to July 2013, Mr. McMullen served as the Senior Vice President and Treasurer of Hewlett-Packard Company, an electronics and information technology company. From May 2002 to March 2007, he served as Vice President of Finance for Hewlett-Packard’s Imaging and Printing Group. From June 1998 to May 2002, Mr. McMullen held a variety of executive positions with Compaq Computer Corporation, (now a division of Hewlett-Packard), including Vice President of Finance and Strategy, Vice President of Finance (North America Sales and Services) and Director of Finance. Over a seventeen year period, Mr. McMullen held a variety of finance positions with Digital Equipment Corporation, a computer manufacturer. Mr. McMullen earned a B.A. degree in Finance from the University of Massachusetts. We believe Mr. McMullen should serve as a member of our Board of Directors based on his extensive corporate management experience.

Sharon L. O’Keefe has served on our Board of Directors since March 2012. Since February 2011, Ms. O’Keefe has served as President of the University of Chicago Medical Center. From April 2009 through February 2011,

Ms. O’Keefe served as President of Loyola University Medical Center. Prior to her role at Loyola, she served from July 2002 to April 2009 as chief operating officer for Barnes Jewish Hospital, a member hospital of BJC Healthcare, St. Louis. In addition, Ms. O’Keefe has served in a variety of senior management roles at Johns Hopkins Hospital, Montefiore Medical Center, University of Maryland Medical System and Beth Israel Deaconess Medical Center in Boston, a teaching affiliate of Harvard Medical School. She has also served as a healthcare consultant with Ernst & Young. In addition, Ms. O’Keefe has served on the National Institutes of Health Advisory Board for Clinical Research, the Finance Committee of the National Institutes of Health Advisory Board, the Board of Trustees of the Illinois Hospital Association, and an examiner for the Malcolm Baldrige National Quality Award. Ms. O’Keefe holds an M.S. degree in nursing from Loyola University of Chicago and a B.S. degree in nursing from Northern Illinois University. We believe Ms. O’Keefe should serve as a member of our Board of Directors based on her extensive management experience in medical institutions and experience in the healthcare sector.

Director Resignation Policy

Our Corporate Governance Guidelines provide that if a nominee receives a greater number of votes against than for election, such nominee will tender a resignation to our Governance and Nominating Committee, which will promptly make a recommendation regarding such resignation to our Board of Directors. The Board of Directors will act on the Committee’s recommendation within 30 days following the certification of the stockholder vote.

The Board of Directors will only nominate for election or re-election as director candidates who agree to tender, promptly following the annual meeting at which they are elected or re-elected as director, irrevocable resignations that will be effective upon (i) the failure to receive the required vote at the next annual meeting at which they face re-election and (ii) Board acceptance of such resignation. In addition, the Board shall fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other directors in accordance with this Board practice.

Directors Not Standing for Election

The directors who are serving for terms that end following the meeting, and their ages, occupations and length of board service are provided in the table below. Additional biographical descriptions of each such director are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of each of our nominees that led to the conclusion that each director should serve as a member of our Board of Directors at this time. As noted above, Mr. Zollars, a Class III director, will not stand for re-election at the annual meeting; we have included information about Mr. Zollars in this proxy statement for reference only.

Name of Director/Nominee	Age	Class	Principal Occupation	Director Since
Class I Directors
Michael Burkland(1)	55	I	Chairman of the Board, Five9, Inc.	June 2016
Jeffrey H. Hillebrand(2)	64	I	Managing Director, JNH Consulting	February 2010
Brent D. Lang	50	I	President and Chief Executive Officer	June 2013
Class II Directors
John B. Grotting(3)(4)	68	II	Operating Partner, Frazier Health Ventures	February 2010
Howard E. Janzen*(1)	64	II	President and Chief Executive Officer, Jenzen Ventures, Inc.	May 2007
Alexa King(3)(5)	50	II	Executive Vice President and General Counsel, FireEye	July 2016
Robert J. Zollars	60	III	Corporate Director	June 2007

*	Lead Independent Director
(1)	Member of the Audit Committee
(2)	Chair of the Compensation Committee

(3)	Member of the Compensation Committee
(4)	Member of the Governance and Nominating Committee
(5)	Chair of the Governance and Nominating Committee

Michael Burkland has served on our Board of Directors since June 2016. He is currently the Chairman of the Board of Five9 and was also the Chief Executive Officer of Five9 from January 2008 until December of 2017. Five9 is a provider of cloud contact center software. Prior to joining Five9, Mr. Burkland served as Chief Executive Officer of several enterprise software and cloud companies and also led three private companies through acquisitions by larger public companies. Earlier in his career, Mr. Burkland held positions at Oracle and BMC. Mr. Burkland has an M.B.A. degree and a Bachelor of Arts degree from the University of California at Berkeley. We believe Mr. Burkland should serve as a member of our Board of Directors based on his experience leading and providing strategic oversight for public and private technology companies.

Jeffrey H. Hillebrand has served on our Board of Directors since February 2010. Mr. Hillebrand has been the managing director at JNH Consulting since October 2012. Mr. Hillebrand worked at NorthShore University HealthSystem from 1979 to October 2012, including as chief operating officer from 1995 to 2012. Mr. Hillebrand is a fellow of the American College of Healthcare Executives, where he previously served as a regent. He has also served as a commissioner of the Certification Commission of Healthcare Information Technology. Currently, Mr. Hillebrand serves on the board of directors of Provista, and previously served as a board member of VHA, the National Association of Healthcare Information Technology, SilkRoad, Inc., Sage Medical Products and Neoforma, Inc. He is a member of the Madison Dearborn Healthcare RoundTable and is on the Advisory Board of Becker Communications. Mr. Hillebrand earned a B.A. degree from Dartmouth College and an M.H.S.A. degree in Health Services Administration from the University of Michigan. We believe Mr. Hillebrand should serve as a member of our Board of Directors based on his extensive corporate experience with other healthcare technology companies.

Brent D. Lang has served as our President and Chief Executive Officer and on our Board of Directors since June 2013. From October 2007 to May 2013, he served as our President and Chief Operating Officer. From February 2007 to October 2007, he served as our Executive Vice President, from January 2007 to June 2007, as our Acting Chief Executive Officer, and from June 2001 through January 2007, as our Vice President of Marketing and Business Development. From September 1995 to June 2001, Mr. Lang worked for 3Com Corporation, a networking company, where he served in a variety of roles including senior director of marketing responsible for 3Com’s digital home products. From June 1991 to June 1993, Mr. Lang worked as a strategy consultant for Monitor Company, Inc., a consulting firm, advising Fortune 500 companies. Mr. Lang earned a B.S. degree in Industrial and Operations Engineering from the University of Michigan and an M.B.A. degree from the Stanford University Graduate School of Business. We believe Mr. Lang should serve as a member of our Board of Directors based on his position as the Company’s President and Chief Executive Officer and his extensive corporate management experience at Vocera and other companies.

John B. Grotting has served on our Board of Directors since February 2010. Since May 2010, Mr. Grotting has served as an operating partner for Frazier Healthcare Ventures, a provider of venture and growth equity capital to emerging biopharma, medical device and healthcare services companies. From January 2010 through April 2010, Mr. Grotting was an independent consultant. From 2006 to December 2009, Mr. Grotting served as chief executive officer of Ascent Healthcare Solutions, Inc. (now Stryker Corporation), a medical device reprocessor, and from February 2004 to December 2006, he served as its chairman and chief executive officer. From May 1999 to December 2002, Mr. Grotting served as chairman and chief executive officer of Bridge Medical, Inc., a medical software company. Mr. Grotting also served in senior executive positions at Minnesota-based Allina Health System and Oregon-based Legacy Health System. Currently, Mr. Grotting serves on the board of directors of Universal Hospital Services, Vizient, Solis Mammography, Northfield Repair, Ediom and Provista. Mr. Grotting earned a B.A. degree in Economics from St. Olaf College and a Master’s degree in Hospital and Healthcare Management from the University of Minnesota. We believe Mr. Grotting should serve as a member of our Board of Directors based on his management and corporate governance experience with other healthcare companies.

Howard E. Janzen has served on our Board of Directors since May 2007. Since October 2002, Mr. Janzen has served as the president and chief executive officer of Janzen Ventures, Inc., a private investment business.

Mr. Janzen served as president and chief executive officer of CoolPlanet Energy Systems, a clean energy technology company, from May 2012 to December 2016, as Executive Chairman from December 2016 to January 2018 and has served as Chairman since January 2018. From March 2007 through April 2011, Mr. Janzen served as the chief executive officer of One Communications Corporation, a supplier of integrated advanced telecommunications solutions to business. From January 2004 to September 2005, Mr. Janzen served as president of Sprint Business Solutions, the business unit serving Sprint Corporation’s business customer base. From May 2003 to January 2004, he was president of Sprint Corporation’s Global Markets Group responsible for Sprint’s Long Distance business. From 1994 until October 2002, Mr. Janzen served as president and chief executive officer, and chairman of the board of directors from 2001, of Williams Communications Group, Inc., a network solutions provider. Mr. Janzen served on the board of directors of Sonus Networks Inc. from January 2006 to October 2017 and has served as a director of Global Telecom & Technology, Inc., since October 2006 and Bye Aerospace since November 2015. Mr. Janzen also served on the board of directors of MacroSolve, Inc. from April 2006 to May 2012. Mr. Janzen earned his B.S. and M.S. degrees in Metallurgical Engineering from the Colorado School of Mines and completed the Harvard Business School PMD program. We believe Mr. Janzen should serve as a member of our Board of Directors based on his extensive business experience and his experience on the boards of directors of other technology and communication companies.

Alexa King has served on our Board of Directors since July 2016. Ms. King is the executive vice president and general counsel at FireEye, where she has led the legal, stock and privacy team since 2012. Before FireEye, Ms. King was vice president, general counsel, and secretary of Aruba Networks, Inc. Her early career included working at Pillsbury Madison & Sutro (now Pillsbury Winthrop) and Fenwick & West. Additionally, Alexa served as founding director of Pathbrite, Inc. (formerly known as RippleSend, Inc.) from 2008 to 2009 and as advisor from 2009 to 2011. Alexa graduated magna cum laude from Harvard College with a degree in Eastern European Studies and received her J.D. from the University of California, Berkeley School of Law, where she was named to the Order of the Coif. We believe Ms. King should serve as a member of our Board of Directors based on her experience advising technology companies on legal, cybersecurity and strategic matters.

Robert J. Zollars has served on our Board of Directors since June 2007 and as our Chairman since June 2014. From June 2013 to May 2014, he served as our Executive Chairman of the Board. For the period June 2007 through May 2013 he was our Chairman and Chief Executive Officer. Since November 2014, Mr. Zollars has served as an operating partner for Frazier Healthcare Partners, a provider of growth equity capital to emerging healthcare companies. From May 2006 to May 2007, he served as Chief Executive Officer of Wound Care Solutions, Inc., an operator of outsourced chronic wound care centers. From June 1999 to March 2006, Mr. Zollars served as Chief Executive Officer and Chairman of the Board of Directors of Neoforma, Inc., a healthcare technology company. From January 1997 to June 1999, Mr. Zollars served as Executive Vice President and Group President of Cardinal Health, Inc., a supplier of health care products and services, where he was responsible for five wholly-owned subsidiaries. From 1985 to 1997, Mr. Zollars served as a Division President of four different operating units at Baxter International, Inc., a medical instrument and supply company. From 1979 to 1985, Mr. Zollars served as Area Vice President and in various other capacities at American Hospital Supply Corporation, a medical supply company, which was acquired by Baxter International in 1985. Since December 2013, Mr. Zollars has served on the Board of Directors of Five9, Inc., a SaaS-based software company serving call centers. From February 2005, Mr. Zollars served on the Board of Directors of Diamond Foods, Inc., a snack foods company, and as its Chairman from February 2012 until its sale to Snyder’s Lance in March 2016. From May 2004, he also served on the Board of Directors of VWR International, LLC, a life science supplier of scientific products, until its sale to Avantor in 2017. From January 2015 until March 2017, Mr. Zollars served as Executive Chairman of Leiter’s Pharmacy Compounding, a specialty compounding pharmacy. Since November 2015, Mr. Zollars has served on the Board of Directors of Kate Farms, a plant-based food company serving the consumer and medical markets. Since March 2017, Mr. Zollars has served on the Board of Directors of Change Healthcare, a HCIT company. Mr. Zollars graduated magna cum laude with a B.S. degree in Marketing from Arizona State University, where he is now a Trustee, and earned an M.B.A. degree in Finance from John F. Kennedy University. Mr. Zollars is a Board Leadership Fellow with the National Association of Corporate Directors.

There are no familial relationships among our directors and officers.

Director Compensation

We compensate our non-employee directors with a combination of cash and equity. The form and amount of compensation paid to our non-employee directors for serving on our Board and its committees is designed to be competitive in light of industry practices and the obligations imposed by such service. In order to align the long-term interests of our directors with those of our stockholders, a portion of the director compensation is provided in equity-based compensation. The value of total annualized compensation of our non-employee directors is targeted to be at approximately the median of a peer group of similarly-sized technology companies with similar business and financial characteristics. The director compensation practice of this peer group of companies was the benchmark used when considering the competitiveness of our director compensation. In 2017, our Compensation Committee’s independent compensation consultant, Compensia, collected and developed the competitive data and analyses that the Committee used to benchmark and establish our director compensation and based on advice from Compensia, the Compensation Committee determined that our non-employee director compensation is reasonable and appropriate, and the Board approved the director compensation as set forth below.

Annual Cash Retainer.  Each director receives an annual base cash retainer of $32,000 for general board service, to be paid quarterly. Additionally, we compensate our Board of Directors for service on our committees and for service as our lead independent director and the chair of our Board as follows:

•	The chair of our Audit Committee receives an annual cash retainer of $16,000 for such service, paid quarterly, and each of the other members of the Audit Committee receives an annual cash retainer of $7,500, paid quarterly.
•	The chair of our Compensation Committee receives an annual cash retainer of $10,000 for such service, paid quarterly, and each of the other members of the Compensation Committee receives an annual cash retainer of $5,000, paid quarterly.
•	The chair of our Governance and Nominating Committee receives an annual cash retainer of $7,500 for such service, paid quarterly, and the other member of the Governance and Nominating Committee receives an annual cash retainer of $3,000, paid quarterly.
•	Our lead independent director receives an additional annual cash retainer of $12,500 for such service, paid quarterly.
•	The current chair of our Board of Directors, Mr. Zollars, receives an additional annual cash retainer of $25,000 for such service, paid quarterly. Since he is a current executive officer of the Company, Mr. Lang will not receive this cash retainer when he assumes his duties as chair on the date Mr. Zollars’ term of board service expires at the annual meeting.

Equity Awards.  In April 2017, the Compensation Committee approved the annual equity grant to non-employee directors effective June 1, 2017 of a number of restricted stock units calculated as $135,000 divided by the average daily closing price of our common stock as reported by the New York Stock Exchange during May 2017 (rounded down to the nearest share). Each restricted stock unit will vest in full on June 1 of the next calendar year after the year of the award, subject to the director’s continuous service through such vesting date, and will automatically vest in full upon a change of control of our company. Equity Awards for new non-employee directors shall be determined by the Compensation Committee. Notwithstanding the foregoing, no non-employee director shall receive equity awards with a fair market value on the date of grant of more than (i) $600,000 in the year of such director’s initial appointment to the Board or (ii) $400,000 in any other calendar year.

Other.  We reimburse all of our directors for travel, director continuing education programs and other business expenses incurred in connection with their services as a member of our Board of Directors and its committees, and extend coverage to them under our travel accident and directors’ and officers' indemnification insurance policies.

The following table provides information for the year ended December 31, 2017 regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director during 2017. Mr. Lang, our current President and Chief Executive Officer, did not receive any compensation for his service as director during the year ended December 31, 2017.

2017 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total(2) ($)
Michael Burkland	39,500	142,378	181,878
John B. Grotting	43,750	142,378	186,128
Jeffrey H. Hillebrand	42,000	142,378	184,378
Howard E. Janzen	50,750	142,378	193,128
Alexa King	40,750	142,378	183,128
John N. McMullen	48,000	142,378	190,378
Sharon L. O’Keefe	35,000	142,378	177,378
Robert J. Zollars*	57,000	142,378	199,378

(1)	Amounts shown in this column reflect the aggregate grant date fair value calculated in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 for awards granted during the fiscal year. The valuation assumptions used in calculating the fair value of the stock options are set forth in Note 8 of our “Notes to consolidated financial statements” included in our annual report on Form 10-K for the year ended December 31, 2017.
(2)	Our non-employee directors held the following number of outstanding stock options and restricted stock units as of December 31, 2017:

Name	Option Awards	Stock Awards
Michael Burkland	—	17,041
John B. Grotting	—	5,285
Jeffrey H. Hillebrand	—	5,285
Howard E. Janzen	—	5,285
Alexa King	—	15,155
John McMullen	27,428	5,285
Sharon L. O’Keefe	29,333	5,285
Robert J. Zollars*	199,648	5,285
*	As noted above, Mr. Zollars, a Class III director, will not stand for re-election at the annual meeting.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE TWO NOMINATED DIRECTORS.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Deloitte & Touche LLP as our principal independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2018. As a matter of good corporate governance, our Audit Committee has decided to submit its selection of the principal independent registered public accounting firm to our company’s stockholders for ratification. In the event that Deloitte & Touche LLP is not ratified by our stockholders, our Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, our Audit Committee in its discretion may direct the selection of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the meeting, will be given an opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

We regularly review the services and fees from our independent registered public accounting firm. These services and fees are also reviewed with our Audit Committee annually. In accordance with standard policy, Deloitte & Touche LLP will periodically rotate the individuals responsible for our audit.

In addition to performing the audit of our consolidated financial statements, Deloitte & Touche LLP had provided various other services during fiscal 2016. Our Audit Committee determined that Deloitte & Touche LLP’s provisioning of these services, which are described below, did not impair its independence from us. The aggregate fees billed for fiscal 2017 and 2016 for each of the following categories of services are as follows:

Fees Billed to Vocera	Fiscal Year 2017	Fiscal Year 2016
Audit fees(1)	$1,594,100	$958,827
Audit-related fees(2)	—	47,000
Tax fees(3)	—	43,835
All other fees	—	—
Total fees	$1,594,100	$1,049,662

(1)	“Audit fees” include fees for audit services primarily related to the audit of our annual consolidated financial statements; the review of our quarterly consolidated financial statements; registration statements, consents, and assistance with and review of documents filed with the SEC; and other accounting and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the Public Company Accounting Oversight Board (United States).
(2)	“Audit related fees” include fees billed for assurance and related services reasonably related to the performance of the audit or review of our fiscal 2017 and 2016 consolidated financial statements.
(3)	“Tax fees” include fees for tax compliance and advice. Tax advice fees encompass a variety of permissible services, including technical tax advice related to federal and state income tax matters; assistance with sales tax; assistance with tax matters related to acquisitions and assistance with tax audits.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. Our Audit Committee may also pre-approve particular services on a case-by-case basis. All of the services relating to the fees described in the table above were approved by our Audit Committee.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF PROPOSAL NO. 2 TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL NO. 3

NON-BINDING ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are seeking a non-binding, advisory stockholder vote on the compensation awarded to our named executive officers for the fiscal year ended December 31, 2017, known as a “Say on Pay” vote.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with Section 14A of the Exchange Act. This is our first year holding such an advisory vote on the compensation of our named executive officers, commonly known as a “say-on-pay” vote, in connection with our annual meeting of stockholders.

As described in detail in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement, our compensation program is designed to reward our executive officers at a level consistent with our overall strategic and financial performance and to provide remuneration sufficient to attract, retain and motivate them to exert their best efforts and create a successful company. Our philosophy is to tie a greater percentage of an executive officer’s compensation to stockholder returns and to keep cash compensation at a competitive level while providing the opportunity to be well-rewarded through equity if we perform well over time. We believe that our executive compensation program, with its balance of short-term incentives (including base salary and annual cash incentives tied to performance measures) and long-term incentives (including equity awards) reward sustained performance that is aligned with long-term stockholder interests. Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure for a comprehensive explanation and analysis of our executive compensation policies and practices.

Based on the above, we request that stockholders approve, on a non-binding advisory basis, the compensation of our named executive officers as described in this proxy statement pursuant to the following resolution:

RESOLVED, that the compensation paid to Vocera’s named executive officers, as disclosed in this proxy statement, including the “Compensation Discussion and Analysis” and “Executive Compensation” sections, compensation tables and narrative discussion, is hereby APPROVED.

Vote Required

Approval of named executive officer compensation requires the approval of a majority of the votes present or represented by proxy and entitled to vote thereon.

As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 3 TO APPROVE THE COMPENSATION AWARDED TO OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4

NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES REGARDING NAMED EXECUTIVE OFFICER COMPENSATION

Under the Section 14A of the Exchange Act, at least every six years our stockholders are entitled to cast an advisory vote to indicate the frequency with which we should hold future non-binding votes to approve named executive officer compensation, commonly known as a “say-when-on-pay” vote, or to abstain from voting.

We are requesting your non-binding vote to determine whether the frequency of the vote to approve the compensation of our named executive officers should be every 1 year, 2 years or 3 years. The Board of Directors and the Compensation Committee believe that annual votes will allow the Compensation Committee, management, and our stockholders to continue to engage in a timely, open and meaningful dialogue regarding our executive compensation philosophy, policies and practices.

Vote Required

The option of one year, two years or three years that receives the highest number of votes cast by the holders of shares represented in person or by proxy at the meeting and entitled to vote thereon will be the frequency for the advisory vote on named executive officer compensation that has been selected by stockholders. Abstentions and broker non-votes will have no effect on the outcome of the vote. As an advisory vote, the vote on Proposal 4 is not binding on us. However, the Board of Directors and the Compensation and Nominating and Governance Committees of the Board of Directors value the opinions of our stockholders and will consider the outcome of the vote when setting the frequency of the advisory vote on executive compensation.

Notwithstanding the Board of Directors’ recommendation and the outcome of the stockholder vote, the Board of Directors may, in the future, decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR A FREQUENCY OF EVERY YEAR (1 YEAR) FOR HOLDING FUTURE NON-BINDING VOTES TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL NO. 5

APPROVAL OF AMENDMENTS TO THE VOCERA COMMUNICATIONS, INC.
2012 EQUITY INCENTIVE PLAN

Summary of the Proposal

We are asking our stockholders to approve an amendment to the Vocera Communications, Inc. 2012 Equity Incentive Plan (the “Plan”) to increase the authorized number of shares of our common stock reserved for issuance under the Plan by 1,500,000 shares (the “Share Increase”). We are also asking our stockholders to approve the following additional amendments to the Plan (collectively with the Share Increase, the “Plan Amendment”):

(i)	limit the maximum value in number of shares of common stock that may be granted under the Plan to each of our non-employee directors each year to $600,000 in the year of such director’s initial appointment to the Board or $400,000 in any other calendar year;
(ii)	prohibit shares that are withheld from exercised shares for taxes, payment of exercise price and net settlement of shares in connection with the exercise of stock options and stock appreciation rights from returning to the total number of shares reserved for options issuance;
(iii)	require a minimum vesting period of at least one year for all equity awards issued under the Plan;
(iv)	prohibit repricing or certain other exchanges of stock options and stock appreciation rights without stockholder approval;
(v)	prohibit payment of dividends on unvested awards;
(vi)	make certain modifications to reflect changes to the tax code by the 2017 tax legislation; and
(vii)	in connection with the recent adoption of our Executive Officer Recoupment Policy, add a provision stating that all awards under the Plan are subject to any compensation clawback or recoupment policy adopted by the Board of Directors.

Our Board of Directors approved the Plan Amendment on April 5, 2018, subject to approval by stockholders. If stockholders do not approve the Plan Amendment, the proposed amendments described above will not take effect, and the Plan will continue in its current form.

Since our initial public offering in March 2012, our total revenue has grown 61.0% from $101.0 million in 2012 to $162.5 million last year, and our headcount has grown 72.0% from 343 employees at December 31, 2012 to 590 employees at December 31, 2017. We believe the proposed Share Increase would enable us to continue to attract, retain and reward talented individuals who possess the skills necessary to expand our business and assist in the achievement of our strategic objectives. Competition for talent in our industry is intense. Traditionally, a cornerstone of our method for attracting and retaining top caliber employees has been our broad-based equity-based compensation programs, including the grant of options, restricted stock units and other awards under the Plan. Allowing employees to participate in owning shares of our common stock helps align the objectives of our stockholders and our employees and is important in attracting, motivating and retaining the highly skilled personnel that are essential to our success and creating long-term value for our stockholders.

In evaluating the proposed Share Increase, our Board of Directors considered a number of factors, including the costs of the Share Increase as well as an analysis of certain burn rate, dilution and overhang metrics as summarized below:

•	Historical Grant Practices. During the fiscal years 2015, 2016 and 2017, we granted equity awards pursuant to the Plan for 1,130,219, 1,263,477 and 979,387 shares, and returned 591,801, 425,046, and 430,896 shares, respectively, to the Plan in connection with withheld shares and canceled awards related to employee terminations. This represents net burn rates of 2.1%, 3.1% and 1.9% for the years 2015, 2016 and 2017, respectively, and a three-year average net burn rate of 2.4% of the weighted average shares of common stock outstanding. The calculation of the net burn rate in 2016 does not include 281,150 shares of restricted stock units issued under a separate inducement plan in connection with the acquisition of Extension Healthcare in October of that year.
•	Potential Dilution. Our fiscal year-end fully-diluted overhang rate, calculated by dividing (i) the number of shares subject to equity awards outstanding at the end of the fiscal year, plus the number of shares remaining available for issuance under the Plan by (ii) the sum of the number of shares outstanding at the end of the fiscal year, the number of shares subject to equity awards outstanding at the end of the fiscal year, and the number of shares remaining available for issuance under the Plan, was 13.7% for 2017. If approved, the new shares reserved for issuance under the Plan would represent an additional potential equity dilution of approximately 3.6%. Estimated dilution rates noted herein exclude potential dilution resulting from shares issued pursuant to our Employee Stock Purchase Plan.
•	Anticipated Future Share Utilization. As of March 31, 2018, 1,251,765 shares of our common stock remained available for future grant of awards under the Plan. We are requesting the addition to the Plan of 1,500,000 shares, representing 5.1% of our outstanding shares of common stock as of March 31, 2018. If approved, we expect this additional share request would allow us to maintain our regular equity compensation programs without interruption to the end of 2020. If stockholders do not approve the proposed share increase, then based on historical usage rates under the Plan, we believe we may be unable to make grants, including our annual grants, during fiscal year 2019 and future years, and lose an important compensation tool aligned with stockholder interests to attract and retain key executives and employees.

As of March 31, 2018, we had 2,026,984 outstanding restricted stock unit awards and 1,270,078 outstanding stock options under the Plan with a weighted average exercise price of $13.38 and weighted average remaining contractual term of 5.1 years. As of March 31, 2018, we had 1,251,765 shares available for grant in the Plan.

Summary of the 2012 Equity Incentive Plan

The material terms of the Plan, as would be amended by the Plan Amendment, are summarized below. The summary is qualified in its entirety by reference to the full text of the amended Plan, which is attached as Appendix A to this proxy statement.

Purpose

The Plan allows us, under the direction of our Compensation Committee or those persons to whom administration of the Plan, or part of the Plan, has been delegated or permitted by law, to make grants of stock options, restricted stock awards, stock bonus awards, stock appreciation rights, restricted stock units, performance shares and performance units to employees, directors, consultants, independent contractors and advisors. The purpose of these equity awards is to attract and retain talented employees, directors, consultants, independent contractors and advisors and further align their interests and those of our stockholders by continuing to link a portion of their compensation with our performance.

Key Terms

The following is a summary of the key provisions of the Plan.

Plan Term:	March 26, 2012 to March 6, 2022
Eligible Participants:	Only employees, including officers and directors who are also employees, are eligible to receive grants of incentive stock options. All other awards may be granted to any of our employees, directors, consultants, and independent contractors, provided that the grantee renders bona fide services to us. Our Compensation Committee determines which individuals will participate in the Plan. As of March 31, 2018, there are approximately 596 employees and eight non-employee directors who are eligible to participate in the Plan.

Shares Authorized:	If the amendments to the Plan are approved, there will be 1,500,000 additional shares authorized under the Plan, subject to adjustment only to reflect stock splits and similar events. In addition, the following shares are available for grant under the Plan: (a) are subject to issuance upon exercise of a stock option or stock appreciation right granted under the Plan but which cease to be subject to the option or stock appreciation right for any reason other than exercise of the stock option or stock appreciation right; (b) are subject to awards granted under the Plan that are forfeited or are repurchased by the Company at the original issue price; (c) are subject to awards granted under the Plan that otherwise terminate without such shares being issued; (d) shares surrendered pursuant to an Employee Program and (e) shares surrendered to satisfy the withholding provisions for restricted stock or restricted stock units. Shares used to pay the exercise price of an option or a stock appreciation right or to satisfy the tax withholding obligations related to an option or stock appreciation right will not become available for future grant or sale under the Plan. Any (i) reserved shares not issued or subject to outstanding grants under the Company’s 2000 Stock Option Plan (the “2000 Plan”) and the 2006 Stock Option Plan (the “2006 Plan”) (the 2000 Plan and the 2006 Plan together, the “Prior Plans”) on the effective date of the Plan, (ii) shares that are subject to stock options granted under the Prior Plans that cease to be subject to such stock options after the effective date, (iii) shares issued under the Prior Plans before or after the effective date pursuant to the exercise of stock options that are, after the effective date, forfeited and (iv) shares issued under the Prior Plans that are repurchased by the Company at or below the original issue price will also become available for grant under the Plan. Shares that otherwise become available for grant and issuance because of the above provisions shall not include shares subject to awards that initially became available because of the substitution of awards.

Award Types:	(1) Non-qualified and incentive stock options
(2) Restricted stock awards
(3) Stock bonus awards
(4) Stock appreciation rights
(5) Restricted stock units
(6) Performance shares
(7) Performance units
Limits on Awards:	No more than 1,000,000 shares may be granted to any individual under the Plan during any calendar year, other than new employees, who are eligible to receive up to 2,000,000 shares in the calendar year during which they begin employment.

Vesting:	Vesting schedules are determined by our Compensation Committee when each award is granted. However, in no event shall any award have a vesting schedule pursuant to which such awards vest in less than 12 months from the date of grant; provided, however, that up to five (5%) of shares available under the Plan may provide for vesting in less than 12 months. Options generally vest over four years, other than options for our non-employee director stock which vest in full on the one-year anniversary of the date of grant. Restricted stock units generally vest over three years and restricted stock amounts granted only to non-employee directors generally vest in full on the one-year anniversary of the date of grant.

Award Terms:	Stock options have a term of ten years from the date the options were granted, except in the case of incentive stock options granted to holders of more than 10% of our voting power, which have a term no longer than five years. Stock appreciation rights have a term of ten years from the date they were granted.

Terms applicable to Stock Options and Stock Appreciation Rights	The exercise price of grants made under the Plan of stock options or stock appreciation rights may not be less than the fair market value (the closing price of our common stock on the date of grant, and if that is not a trading day, the closing price of our common stock on the trading day immediately prior to the date of grant) of our common stock. On the record date, the closing price of our common stock was $23.99 per share. Our Compensation Committee determines at the time of grant the other terms and conditions applicable to such award, including vesting and exercisability.

Terms applicable to Restricted Stock Awards, Restricted Stock Unit Awards, Performance Shares, Performance Units and Stock Bonus Awards	Our Compensation Committee determines the terms and conditions applicable to the granting of restricted stock awards, restricted stock unit awards, performance shares, performance units and stock bonus awards. Our Compensation Committee may make the grant, issuance, retention and/or vesting of restricted stock awards, restricted stock unit awards, performance shares, performance units and stock bonus awards contingent upon continued employment with us, the passage of time, or such performance criteria and the level of achievement versus such criteria as it deems appropriate. Awards of performance shares or performance units may be settled in shares or in cash.

Repricing Prohibited:	Repricing, or reducing the exercise price of outstanding options or stock appreciation rights, is prohibited without stockholder approval under the Plan. Such prohibited repricing includes substituting, or exchanging outstanding options or stock appreciation rights in exchange for cash, other awards or options or stock appreciation rights with an exercise price that is less than the exercise price of the original options or stock appreciation rights, unless approved by stockholders.

Prohibition on Dividend Payments on Unvested Shares:	Shares of common stock subject to unvested awards shall not be eligible for payment of dividends.
Director Awards:	If the amendments to the Plan are approved by the stockholders, the non-employee directors may not receive an award of more than (i) $600,000 in value of shares of common stock in the year of any such director’s initial appointment to the Board, or (ii) $400,000 in value of shares of common stock in any other calendar year.

New Plan Benefits

The following table shows, in the aggregate, the dollar value of shares subject to stock options or restricted stock units that will be granted, subject to Board approval, under our existing director equity grant program in fiscal 2018 to our seven non-employee directors pursuant to the equity incentive grant formula set forth below if the Plan, as amended by the Plan Amendment, is approved by the stockholders.

Name and Position	Dollar Value
Non-Employee Director Group (7 persons)(1)	$135,000	(2)

(1)	As noted above, Mr. Zollars will not stand for re-election at the annual meeting.

(2)	The number of shares of restricted stock units granted annually to non-employee directors under our existing director equity grant program is calculated as $135,000 divided by the average daily closing price of our common stock as reported by the New York Stock Exchange during May 2018 (rounded down to the nearest share).

Future awards under the Plan to executive officers, employees or other eligible participants, and any additional future discretionary awards to non-employee directors in addition to those granted pursuant to the grant formula described above, are discretionary and cannot be determined at this time. We therefore have not included any such awards in the table above.

The following awards have been previously granted under the Plan and remain outstanding as of March 31, 2018:

Name	Number of Options Granted	Number of Shares of Restricted Stock Units Granted
Brent D. Lang, President and Chief Executive Officer	409,927	273,359
Justin R. Spencer, Chief Financial Officer	40,000	98,156
Paul T. Johnson, Executive Vice President of Sales and Services	115,658	94,042
M. Bridget Duffy, Chief Medical Officer	55,472	67,732
Douglas A. Carlen, Vice President, Legal and General Counsel	—	60,504
All current executive officers as a group (5 persons)	621,057	593,793
All current non-employee directors as a group (8 persons)	256,409	63,906
All employees, excluding current executive officers	354,630	1,197,995

Transferability

Except as otherwise provided in the Plan, awards granted under the Plan may not be sold, pledged, assigned, hypothecated, transferred or disposed of except by will or the laws of descent and distribution. No award may be made subject to execution, attachment or other similar process.

Administration

Our Compensation Committee administers the Plan. Subject to the terms and limitations expressly set forth in the Plan, our Compensation Committee selects the persons who receive awards, determines the number of shares covered thereby, and, establishes the terms, conditions and other provisions of the grants. Our Compensation Committee may construe and interpret the 2012 Plan and prescribe, amend and rescind any rules and regulations relating to the Plan. Our Compensation Committee may delegate to a committee of two or more directors the ability to grant awards to 2012 Plan participants, so long as such participants are not officers, members of our Board of Directors, or any other person who is subject to Section 16 of the Securities Exchange Act of 1934, as amended, and to take certain other actions with respect to participants who are not executive officers.

Amendments

The Board may terminate or amend the 2012 Plan at any time, provided that no action may be taken by the Board (except those described in “Adjustments”) if stockholder approval is required.

Adjustments

In the event of an extraordinary cash dividend, stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change of our capital structure without consideration, the Board may approve, in its discretion, an adjustment of the number and kind of shares available for grant under the Plan, and subject to the various limitations set forth in the Plan, the number of shares subject to outstanding awards under the Plan, and the exercise price of outstanding stock options and of other awards.

In the event of a merger or asset sale, any or all outstanding awards may be assumed or an equivalent award substituted by a successor corporation. Substitute awards shall not reduce the number of shares authorized for grant under the 2012 Plan or authorized for grant to an individual in a calendar year. In the event the successor corporation refuses to assume or substitute the awards outstanding under the Plan, the outstanding awards shall accelerate in full. All awards need not be treated similarly. Awards held by non-employee directors shall accelerate in full.

Recoupment

All awards under the Plan shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of individual’s employment or other service with our company that is applicable to our executive officers, employees, directors or other service providers, and in addition to any other remedies available under such policy and applicable law, may require the cancelation of outstanding awards and the recoupment of any gains realized with respect to awards.

U.S. Tax Consequences

The following is a general summary as of the date of this proxy statement of the United States federal income tax consequences to us and participants in the Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Each participant has been, and is, encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the plan.

Non-Qualified Stock Options

A participant will realize no taxable income at the time a non-qualified stock option is granted under the Plan, but generally at the time such non-qualified stock option is exercised, the participant will realize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the stock option exercise price. Upon a disposition of such shares, the difference between the amount received and the fair market value on the date of exercise will generally be treated as a long-term or short-term capital gain or loss, depending on the holding period of the shares. We will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant is considered to have realized ordinary income in connection with the exercise of the non-qualified stock option.

Incentive Stock Options

A participant will realize no taxable income, and we will not be entitled to any related deduction, at the time any incentive stock option is granted. If certain employment and holding period conditions are satisfied, then no taxable income will result upon the exercise of such option and we will not be entitled to any deduction in connection with the exercise of such stock option. Upon disposition of the shares after expiration of the statutory holding periods, any gain realized by a participant will be taxed as long-term capital gain and any loss sustained will be long-term capital loss, and we will not be entitled to a deduction in respect to such disposition. While no ordinary taxable income is recognized at exercise (unless there is a “disqualifying disposition,” see below), the excess of the fair market value of the shares over the stock option exercise price is a preference item that is recognized for alternative minimum tax purposes.

Except in the event of death, if shares acquired by a participant upon the exercise of an incentive stock option are disposed of by such participant before the expiration of the statutory holding periods (i.e., a “disqualifying disposition”), such participant will be considered to have realized as compensation taxed as ordinary income in the year of such disposition an amount, not exceeding the gain realized on such disposition, equal to the difference between the stock option price and the fair market value of such shares on the date of exercise of such stock option. Generally, any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively. If a participant makes a “disqualifying disposition,” generally in the fiscal year of such “disqualifying disposition” we will be allowed a deduction for federal income tax purposes in an amount equal to the compensation realized by such participant.

Stock Appreciation Rights

A grant of a stock appreciation right (which can be settled in cash or our common stock) has no federal income tax consequences at the time of grant. Upon the exercise of stock appreciation rights, the value received is generally taxable to the recipient as ordinary income, and we generally will be entitled to a corresponding tax deduction.

Restricted Stock

A participant receiving restricted stock may be taxed in one of two ways: the participant (i) pays tax when the restrictions lapse (i.e., they become vested) or (ii) makes a special election to pay tax in the year the grant is made. At either time the value of the award for tax purposes is the excess of the fair market value of the shares at that time over the amount (if any) paid for the shares. This value is taxed as ordinary income and is subject to income tax withholding. We receive a tax deduction at the same time and for the same amount taxable to the participant. If a participant elects to be taxed at grant, then, when the restrictions lapse, there will be no further tax consequences attributable to the awarded stock until the recipient disposes of the stock, at which point any gain or loss will be short-term or long-term capital gain or loss, depending on the holding period of the stock prior to such disposition.

Restricted Stock Units

In general, no taxable income is realized upon the grant of a restricted stock unit award. The participant will generally include in ordinary income the fair market value of the award of stock at the time shares of stock are delivered to the participant or at the time the restricted stock unit vests. We generally will be entitled to a tax deduction at the time and in the amount that the participant recognizes ordinary income. Restricted stock units usually vest over a time period specified by the Board.

Performance Stock Units

Similar to restricted stock units, in general, no taxable income is realized upon the grant of a performance stock unit award. The participant will generally include in ordinary income the fair market value of the award of stock at the time shares of stock are delivered to the participant or at the time the performance stock unit vests. We generally will be entitled to a tax deduction at the time and in the amount that the participant recognizes ordinary income. Performance stock units usually vest upon the achievement of metrics established by the Board.

Performance Shares

The participant will not realize income when a performance share is granted, but will realize ordinary income when shares are transferred to him or her. The amount of such income will be equal to the fair market value of such transferred shares on the date of transfer. We will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant is considered to have realized ordinary income as a result of the transfer of shares.

ERISA Information

The plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Approval of the Plan Amendment.  If the Plan Amendment is approved by the stockholders, it will become effective on the date of the Annual Meeting. Our Board of Directors intends to cause the additional shares of common stock that would become available for issuance to be registered on a Form S-8 Registration Statement to be filed with the SEC at our expense. If stockholders do not approve this proposal, the Plan Amendment will not become effective and the Plan will continue in its current form.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENTS TO THE VOCERA COMMUNICATIONS, INC. 2012 EQUITY INCENTIVE PLAN.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2018, by:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;
•	each of our directors or director nominees;
•	each of our named executive officers; and
•	all of our directors and executive officers as a group.

Percentage ownership of our common stock is based on 29,534,477 shares of our common stock outstanding on March 31, 2018. We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed all shares of common stock subject to options, restricted stock units or other convertible securities held by that person or entity that are currently exercisable or releasable or that will become exercisable or releasable within 60 days of March 31, 2018 to be outstanding and to be beneficially owned by the person or entity holding the option for the purpose of computing the percentage ownership of that person or entity but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person or entity.

Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Vocera Communications, Inc., 525 Race Street, San Jose, California 95126.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage
5% or greater stockholders
Brown Capital Management, LLC(1)	4,326,995	14.7%
Blackrock, Inc.(2)	2,062,285	7.0%
AllianceBernstein L.P.(3)	1,597,525	5.4%
Renaissance Technologies LLC(4)	1,568,000	5.3%
Named Executive Officers and Directors
Michael Burkland	5,876	*
Douglas A. Carlen	4,424	*
M. Bridget Duffy(5)	54,506	*
John B. Grotting(6)	76,213	*
Jeffrey H. Hillebrand	70,913	*
Howard E. Janzen	54,546	*
Paul T. Johnson(7)	153,506	*
Alexa King	4,933	*
Brent D. Lang(8)	525,163	1.8%
John N. McMullen(9)	68,308	*
Sharon L. O’Keefe(10)	64,175	*
Justin R. Spencer(11)	87,273	*
Robert J. Zollars(12)	328,012	1.1%
All officers and directors as a group (13 persons)(13)	1,497,848	4.9%

*	Represents beneficial ownership of less than 1% of our outstanding shares of common stock.
(1)	Based solely on the information set forth in a Schedule 13G filed with the SEC on February 14, 2018 by Brown Capital Management, LLC. Represents 4,326,995 shares beneficially owned by Brown Capital Management, LLC, over which it has sole voting power with respect to 2,479,610 shares and sole dispositive power with respect to 4,326,995 shares. Included in the shares beneficially owned by Brown

Capital Management, LLC are 1,618,110 shares beneficially owned by The Brown Capital Management Small Company Fund, a registered investment company, which is managed by Brown Capital Management, LLC. The Brown Capital Management Small Company Fund has sole voting and dispositive power over the shares it beneficially owns. The address of Brown Capital Management, LLC is 1201 N. Calvert Street, Baltimore, MD 21202.
(2)	Based solely on the information set forth in a Schedule 13G filed with the SEC on January 23, 2018 by Blackrock, Inc. Represents 2,062,285 shares beneficially owned by Blackrock, Inc. and its affiliated entities, over which it has sole voting power with respect to 2,005,746 shares and sole dispositive power with respect to 2,062,285 shares. The address of Blackrock, Inc. is 55 East 52nd Street, New York, NY 10055.
(3)	Based solely on the information set forth in a Schedule 13G filed with the SEC on February 13, 2018 by AllianceBernstein L.P. Represents 1,597,525 shares beneficially owned by AllianceBernstein L.P. and its affiliated entities, over which it has sole voting power with respect to 1,521,885 shares, sole dispositive power with respect to 1,528,091 shares and shared dispositive power with respect to 69,434 shares. The address of AllianceBernstein L.P. is 1345 Avenue of the Americas, New York NY 10105.
(4)	Based solely on the information set forth in a Schedule 13G filed with the SEC on February 14, 2018 by Renaissance Technologies LLC. Represents 1,568,000 shares beneficially owned by Renaissance Technologies LLC and its affiliated entities, over which it has sole voting power and sole dispositive power with respect to all 1,568,000 shares. The address of Renaissance Technologies LLC is 800 Third Avenue, New York, NY 10022.
(5)	Represents 54,506 options that are exercisable within 60 days of March 31, 2018.
(6)	Represents 76,213 shares held by the Grotting Family Trust dtd 04/02/2004.
(7)	Represents 39,394 shares held by Mr. Johnson and 114,112 options that are exercisable within 60 days of March 31, 2018.
(8)	Represents 118,521 shares held by the Lang Van Schaack Family Revocable Trust and 406,642 options held by Mr. Lang that are exercisable within 60 days of March 31, 2018.
(9)	Represents 40,880 shares held by Mr. McMullen and 27,428 options that are exercisable within 60 days of March 31, 2018.
(10)	Represents 34,842 shares held by Ms. O’Keefe and 29,333 options held by Ms. O’Keefe that are exercisable within 60 days of March 31, 2018.
(11)	Represents 53,523 shares held by Mr. Spencer and 33,750 options held by Mr. Spencer that are exercisable within 60 days of March 31, 2018.
(12)	Represents 23,573 shares held by Mr. Zollars and 104,791 shares held by ZoCo L.P. Also includes 26,861 options held by Mr. Zollars and 172,787 options held by ZoCo L.P. that are exercisable within 60 days of March 31, 2018. ZoCo L.P. is a family limited liability partnership pursuant to which Mr. Zollars and his wife are general partners and Mr. Zollars’ children are limited partners. As noted above, Mr. Zollars will not stand for re-election at the annual meeting.
(13)	Includes 865,419 options that are exercisable within 60 days of March 31, 2018.

EXECUTIVE COMPENSATION

2017 Financial Performance

We saw significant improvement in our business in 2017, with 27% annual revenue growth and solid profitability gains. We continued our focus on transforming communications and workflow in the healthcare space and added the Engage software to our platform as part of our integration of the Extension Healthcare business.

Highlights of our financial performance in 2017 include:

•	Total revenue of $162.5 million, an increase of 27% compared to 2016;
•	Full-year bookings of $166.2 million, up 16% year-over-year;
•	Adjusted EBITDA(1) of $13.1 million;
•	Deferred revenue of $63.7 million and backlog of $64.4 million as of December 31, 2017;
•	Cash, cash equivalents and short-term investments of $81.2 million as of December 31, 2017; and
•	No debt.

Compensation Discussion and Analysis

This compensation discussion and analysis provides an overview of the material components of our executive compensation program during 2017 for our chief executive officer, chief financial officer and our three other most highly compensated executive officers (collectively referred to as our “named executive officers”). For 2017, our named executive officers were as follows:

•	Brent D. Lang, our President, Chief Executive Officer and Director;
•	Justin R. Spencer, our Executive Vice President and Chief Financial Officer;
•	Paul T. Johnson, our Executive Vice President of Sales and Services;
•	M. Bridget Duffy, our Chief Medical Officer; and
•	Douglas A. Carlen, our General Counsel.

The compensation provided to our named executive officers for 2017 is set forth in detail in the Summary Compensation Table and other tables that follow this section, as well as the accompanying footnotes and narrative discussions relating to those tables. This section also discusses our executive compensation philosophy, objectives and design; how and why the Compensation Committee of our Board of Directors arrived at the specific compensation policies and decisions for our named executive officers during 2017; the role of Compensia, our outside compensation consultant for executive compensation decisions for 2017; and the peer companies used in evaluating executive officer compensation.

Executive Compensation Philosophy, Objectives and Design

Philosophy

We operate in a highly competitive and rapidly evolving market, and we expect competition among companies in our market to continue to increase. Our ability to compete and succeed in this environment is directly correlated to our ability to recruit, incentivize and retain talented individuals in the areas of product development, sales, marketing, services and general and administrative functions. The market for skilled personnel in these areas is very competitive. Additionally, as we are headquartered in San Jose, CA, we face intense competition among large and small firms in the Silicon Valley market. Our compensation philosophy is

(1)	Adjusted EBITDA is a non-GAAP financial measure. Refer to the company’s current report on Form 8-K filed on February 8, 2018 for a reconciliation of this non-GAAP measure to its closest comparable GAAP measure.

designed to establish and maintain a compensation program that attracts and rewards talented individuals who possess the skills necessary to support our near-term objectives, create long-term value for our stockholders, expand our business and assist in the achievement of our strategic goals.

Objectives

We have designed our executive compensation program to reward our executive officers, including our named executive officers, at a level consistent with our overall strategic and financial performance and to provide remuneration sufficient to attract, retain and motivate them to exert their best efforts in the highly competitive environment in which we operate. We believe in providing competitive compensation packages consisting of a combination of base salaries, annual cash bonuses, and long-term incentive opportunities in the form of equity awards that are earned over a multi-year period. We believe the approach that has been adopted by our Compensation Committee, with an emphasis on variable cash compensation and equity awards, enables us to attract top talent, motivate successful short-term and long-term performance, satisfy our retention objectives, and align the compensation of our executive officers with our performance and long-term value creation for our stockholders.

In 2017, the Compensation Committee reviewed, and will continue to review, evaluate, and modify, our executive compensation program to support the company’s business strategies and align our compensation program with executive compensation best practices, market trends and the success of our business.

Stockholder Engagement

We believe in the importance of engaging with and listening to our stockholders. In recent years, we have proactively reached out to many of our largest stockholders to solicit their feedback on our executive compensation, corporate governance, or our disclosure practices. We expect to continue to engage in an open dialogue with our stockholders through a combination of email exchanges, conference calls and in-person meetings. We received valuable feedback from stockholders, as well as appreciation of our ongoing outreach efforts and acknowledgment of our increased engagement from stockholders, and we believe we have addressed many of the topics raised by our stockholders.

Key Features of our Executive Compensation Program

The Compensation Committee reviews on an ongoing basis our executive compensation and benefits programs to evaluate whether these programs support the company’s compensation philosophy and objectives, as described herein, and serve the interests of our stockholders. The company’s practices include the following, each of which the committee believes reinforces our executive compensation philosophy and objectives:

WHAT WE DO	WHAT WE DO NOT DO

☑

Pay for Performance:  We link pay to performance and stockholder interests by heavily weighting total compensation to long-term equity awards that align executive interests with our stockholders and encourage retention.

☒ No Single Trigger Acceleration: We do not provide for single trigger acceleration following a change of control.
☑ Linkage Between Bonus and Performance Measures: Our cash bonus program allows our executives to earn a target cash bonus only if specified performance metrics are met.	☒ No Guaranteed Bonuses; Bonus Payout Caps: We do not provide guaranteed minimum bonus amounts, and maximum payout levels apply to all amounts payable under the executive bonus plans.
☑ Independent Compensation Advisor: The Compensation Committee selects and engages its own independent advisors.	☒ No Special Perquisites: We do not provide special perquisites for executives.

WHAT WE DO	WHAT WE DO NOT DO

☑

Thoughtful Peer Group Analysis:  The Compensation Committee reviews external market data when making compensation decisions and annually reviews our peer groups with its independent compensation consultant.

☒ No Hedging in Company Securities: Executives, directors and all employees are prohibited from engaging in any hedging transaction with respect to company equity securities.
☑ Thorough Compensation Risk Assessment: The Compensation Committee conducts an annual assessment of our executive and broad-based compensation programs to ensure prudent risk management.	☒ No Discounted Options/SARs or Option Repricing: We do not provide discounted stock options or stock appreciation rights, and we do not reprice underwater stock options.
☑ Compensation Committee Independence and Experience: The Compensation Committee is comprised solely of independent directors who have extensive experience.	☒ No Tax Gross-Ups: We do not provide tax gross-ups for “excess parachute payments.”

☑

Stock  Ownership  Guidelines:  Our non-executive directors are subject to stock ownership guidelines equal to a value of not less than 5 times the then annual cash retainer for general board service, and our chief executive officer is subject to stock ownership guidelines equal to a value of not less than 6 times his then annual base salary.

☒ No Service-Based Defined Benefit Pension Plan or Other Similar Benefits: We do not maintain a pension plan or provide other similar benefits.

☑

Recoupment Policy:  In April 2018, our Board of Directors adopted a clawback provision that provides our Board with the authority to recoup past incentive compensation (both cash and equity) paid to an executive officer in the event of a material restatement of our company’s financial results due to fraud or intentional misconduct of that executive officer.

Design

Our executive compensation program has been heavily weighted towards equity. The Compensation Committee believes that compensation in the form of equity helps to align the interests of our executive officers with the long-term interests of our stockholders by driving achievement of our strategic and financial goals. We use restricted stock units (“RSUs”) as our primary equity vehicle for our executive officers, including our named executive officers. We believe that RSU awards align the interests of executive officers with stockholders and provide a longer-term focus through a multi-year vesting schedule, while managing dilution to existing investors and providing greater predictability to our executive officers in the value of their compensation. To maintain a competitive compensation program, we also offer cash compensation in the form of base salaries and semi-annual cash bonuses tied to specific performance measures. We do not specifically target or benchmark our cash or equity compensation to align with those of our peer companies, but instead use the peer group information for general guidance. Further, when making compensation decisions for our executive officers, including our named executive officers, the Compensation Committee seeks to set both individual pay elements and target total direct compensation at competitive levels, using a balanced and flexible approach that is not restricted by adherence to specific percentile-based target levels. In other words, while competitive market data is an important reference in understanding general market practice, our actual compensation decisions reflect the Compensation Committee’s exercise of its business judgment after considering the following key factors:

•	to the extent there are gaps to market in target pay positioning for cash compensation, alignment may occur over multiple years;
•	the number of equity awards we grant will be subject to adjustment year-over-year to reflect dilution considerations, our retention objectives, company and individual performance, and other relevant factors; and
•	actual pay opportunities and outcomes will vary among executive officers and relative to market based on company performance and our position relative to our peers based on financial and other relevant criteria.

The following charts illustrate the 2017 pay mix of our chief executive officer and the average pay mix of our other named executive officers. For purposes of the charts, the annual cash incentive amounts include bonus and commission amounts earned in 2017 but paid in 2018. The long term equity incentive amounts consist of the grant date fair value of the restricted stock units granted in 2017, computed in accordance with FASB ASC Topic 718. The charts do not account for payments we make for health and life insurance benefits and 401(k) matching contributions that are generally available to our employees.

During 2017, our Compensation Committee, with the assistance of its compensation consultant, Compensia, reviewed our executive compensation, including base salaries, bonuses, equity awards, and benefit programs, to ensure that our compensation program promotes stockholder interests and provides appropriate rewards and incentives for our executive officers.

Our Compensation-Setting Process

Oversight of Executive Compensation

Pursuant to its charter and in accordance with New York Stock Exchange rules, the Compensation Committee is responsible for reviewing, evaluating, and approving the compensation arrangements of our executive officers and for establishing, benchmarking and maintaining our executive compensation policies and practices. Our Compensation Committee seeks input and receives recommendations from other members of our executive team when discussing the performance and compensation of other executive officers, and in determining the financial and accounting implications of our compensation programs and hiring decisions. The Compensation Committee is authorized to engage its own independent advisors to provide advice on matters related to executive compensation and general compensation programs. Currently, our Compensation Committee is comprised solely of independent directors. For additional information on the Compensation Committee, see “Committees of Our Board of Directors — Compensation Committee” elsewhere in this proxy statement.

The initial compensation arrangements with our named executive officers were the result of arm’s-length negotiations between us and each individual executive officer at the time of his or her hire or appointment. In 2017, the Compensation Committee and our Board of Directors considered numerous factors in determining whether to make adjustments to the cash and equity compensation of our executive officers, including our named executive officers. The Compensation Committee and our Board of Directors reviewed the performance of our executive officers, taking into consideration financial, operational, customer, strategic, product and competitive factors, as well as the succession planning objectives for our various executive officer positions. The Compensation Committee and our Board of Directors also reviewed a study by Compensia regarding the compensation of executives at companies in our compensation peer groups to provide context and general guidance. However, as noted above, we do not target or benchmark the compensation levels of our executive officers to align with any specific percentile relative to our peer companies. Except with respect to his own compensation, our chief executive officer made recommendations to the Compensation Committee regarding the compensation for our executive officers, which was also taken into account by the Compensation Committee in making its decisions regarding executive compensation. Our chief executive officer was not present for the discussions of our Board of Directors regarding his performance and compensation. Following deliberation, the Compensation Committee approved the cash compensation to be paid to our named executive officers and granted RSU awards to our named executive officers, each as described below and in the Summary Compensation Table.

Role of Human Resources Team

The role of our Human Resources team and management is to design our executive compensation programs, policies and governance and make recommendations to the Compensation Committee regarding these matters. Management is responsible for, among other things:

•	Reviewing the effectiveness of our compensation programs, including competitiveness and alignment with our objectives;
•	Recommending changes to compensation programs, as may be required, to ensure achievement of all program objectives;
•	Recommending base salaries, bonuses and other awards for our executive officers, including our named executive officers other than the chief executive officer; and
•	Reviewing and making recommendations with respect to the adoption and approval of, or amendments to, company-wide incentive compensation plans.

Role of the Compensation Consultant

The Compensation Committee retained Compensia, Inc., an outside compensation expert, to advise on our 2017 executive compensation programs and practices and our executive compensation decisions given Compensia’s expertise in the technology industry and its knowledge of our peer companies. During 2017, Compensia provided the following services as requested by the Compensation Committee:

•	Assisted in the development of the compensation peer groups we used to understand market competitive compensation practices;
•	Reviewed and assessed our compensation practices and the cash and equity compensation levels of our executive officers (including an equity retention analysis), including our named executive officers, and also for members of our Board of Directors;
•	Reviewed and assessed our current compensation programs to determine any changes that may need to be implemented in order to remain competitive with the market, as well as conducting an equity burn rate and overhang analysis; and
•	Advised on regulatory developments relating to executive compensation and conducted a risk assessment relating to employee compensation.

All other analyses related to executive compensation for 2017 were conducted internally. Internal analyses included gathering and analyzing data, and reviewing and advising on principal aspects of executive compensation. Base salaries, bonuses and equity awards for our executive officers were among the items reviewed based on market data provided by Compensia.

During 2017, the Compensation Committee reviewed the fees provided to Compensia relative to Compensia’s revenues, the services provided by Compensia to the Compensation Committee, the relationships between Compensia and its consultants and our executive officers, and other factors relating to Compensia’s independence, and concluded that Compensia is independent within the meaning of the listing standards of The New York Stock Exchange and that its engagement did not present any conflict of interest.

Compensation Peer Group

The Compensation Committee analyzes competitive market data on executive compensation levels and practices. This data is drawn from a select group of peer companies, as well as compensation survey data. Our Compensation Committee engaged Compensia, who provided an analysis of executive pay, including equity compensation, and an evaluation of the type of equity instruments being awarded.

The Compensation Committee, with the assistance of Compensia, developed a group of peer companies, as detailed below, to be used as a reference for market positioning and for assessing competitive market compensation practices. In developing this peer group, consideration was given to our industry sector, geographies of the locations where our executives are based, company size (based on revenues and market capitalization) relative to our size and growth rate, and the comparability of business model and focus.

Following this review, Compensia recommended and the Compensation Committee approved use of a peer group of 16 publicly-traded companies for 2017:

AppFolio, Inc.*	HealthStream, Inc.
BroadSoft, Inc.	LivePerson Inc.
Carbonite, Inc.	MINDBODY, Inc.
Castlight Health, Inc.	MobileIron, Inc.
Computer Programs and Systems, Inc.	Model N, Inc.
Control4 Corporation	Omnicell, Inc
Evolent Health, Inc.	Rapid7, Inc.*
Five9, Inc.	Xactly Corporation*

*	Added to the compensation peer group for 2017

These companies had revenues for the most recently completed four quarters ranging from approximately $95 million to $693 million, with a median of approximately $185 million, and market capitalizations ranging from approximately $292 million to $1,398 million, with a median of approximately $586 million.

In addition, we deleted the following companies from our 2017 peer group as they did not meet one or more of the criteria discussed above or were otherwise not considered to be a good fit based on geography or business:

DTS, Inc.	Marin Software Incorporated
Imprivata, Inc.	Zix Corporation

This peer group was used by the Compensation Committee in connection with its annual review of our executive compensation program in April 2017. Specifically, the Compensation Committee reviewed the compensation data drawn from the compensation peer group, in combination with industry-specific compensation survey data, to develop an objective, independent representation of the “competitive market” with respect to current executive compensation levels and related policies and practices. The Compensation Committee then evaluated how our pay practices and the compensation levels of our executive officers compared to the competitive market.

Elements of Our Executive Compensation Program

The key elements of our executive compensation program include base salary, semi-annual cash bonuses, equity-based awards, and health and welfare programs. Except with respect to target semi-annual cash bonuses, which typically are expressed as a pre-determined percentage of each executive officer’s base salary, we do not use specific formulas or weightings in determining the allocation of the various pay elements. Rather, each executive officer’s compensation has been designed to provide a combination of pay elements that are tied to achievement of our short-term and long-term financial and operational objectives. In particular, our use of RSU awards, which generally vest over three years, promotes a culture of long-term value creation, while cash bonuses are payable based upon semi-annual performance.

In 2017, the Compensation Committee conducted its regular annual review of our executive compensation program, including an evaluation of competitive market practices; conducted annual performance reviews for our executive officers; made adjustments to our executive officers’ base salaries and target annual bonus opportunities as needed; and made annual equity awards after taking account of any then currently unvested equity held by executive officers. Following deliberation and consideration of the factors discussed below, our Board of Directors and Compensation Committee determined that equity awards should continue to be a significant portion of executive compensation, and that cash compensation (including base salary and bonuses) should remain consistent with market norms at or above the 50th percentile.

Base Salary

We offer base salaries that are intended to provide a stable level of fixed compensation to our executive officers, including our named executive officers, for performance of their day-to-day responsibilities. Each named executive officer’s base salary was established as the result of arm’s-length negotiation with the individual at the time of his or her initial hiring or appointment. Base salaries for our executive officers are reviewed annually to determine whether an adjustment is warranted or required, taking into account the responsibilities required by the executive’s position, the executive’s length of service in a position and at our company, and the amount of other elements of compensation. The amount of any increase or decrease in base salary is considered based on the above-mentioned factors, as well as the company’s financial performance and, in the discretion of the Compensation Committee, the compensation paid by our competitors and/or other comparable-sized companies.

For 2017, the Compensation Committee reviewed the base salaries of our named executive officers, after considering a compensation analysis performed by Compensia. The base salaries paid to our named executive officers for 2017 are set forth in the Summary Compensation Table below.

Annual Cash Bonuses

In addition to the payment of salaries that it believes are competitive and assist in the retention of our executive officers, our Compensation Committee believes that a significant portion of our executive officers’ cash compensation should be tied to corporate performance. Our cash bonus program, payments under which are included as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table below, allows our executives to earn a target cash bonus if specified metrics are satisfied at the target level, to earn a reduced level of bonus if the metrics achieved are below the target level but above a specified threshold level, and to receive a larger bonus if metrics are achieved at a level above the target. The target bonus is set as a percentage of each officer’s base salary:

Name	Target Bonus (as % of Base Salary)	Target Bonus Amount ($)
Brent D. Lang	100%	412,000
Justin R. Spencer	60%	204,000
Paul T. Johnson	36%	122,400
M. Bridget Duffy	25%	82,000
Douglas A. Carlen	40%	111,200

For 2017, the payment of cash bonuses was based on the achievement of a revenue target, with the bonus calculation being further conditioned on achievement of an adjusted EBITDA threshold. This structure is based on our Compensation Committee and Board decision that the most important factor in increasing stockholder value in 2017 was growth of our revenue. The Compensation Committee further determined that the inclusion of an earnings metric, such as the adjusted EBITDA threshold, would help to ensure that revenue growth was sought in a fiscally prudent manner. These revenue and adjusted EBITDA measures are provided below and were established by the Compensation Committee based on the corresponding amounts in the annual financial plan approved by the Board of Directors. Executives were eligible to receive the bonuses in two payments, based on company performance against the targets in the first and second half of the year. Additionally, the cash bonus amounts are capped at 75% of target if adjusted EBITDA fell below the threshold levels for each half of the year.

	H1 Target	H1 Threshold	H1 Actual	Attainment	H2 Target	H2 Threshold	H2 Actual	Attainment
Revenue	$73.7 million	—	$74.7 million	101.5%	$87.4 million	—	$87.8 million	100.5%
Adjusted EBITDA	—	($5.3 million)	($0.5 million)	Met	—	$6.5 million	$13.6 million	Met

The following table presents the aggregate annual bonus that could be earned by each named executive officer if the metrics were achieved at the minimum threshold level, the target level and the maximum payout level, based upon achievement of 90%, 100% and 110%, respectively, of the company’s revenue targets for the relevant performance period, as well as the actual bonus amounts that were paid for 2017.

Name	Cash Bonus at Minimum Threshold ($)	Cash Bonus at Target ($)	Cash Maximum Bonus ($)	Cash Actual Bonus ($)
Brent D. Lang	82,400	412,000	824,000	453,211
Justin R. Spencer	40,800	204,000	408,000	224,405
Paul T. Johnson(1)	24,480	122,400	244,800	134,643
M. Bridget Duffy(2)	16,400	82,000	164,000	90,202
Douglas A. Carlen	22,240	111,200	222,400	122,323

(1)	Mr. Johnson is also compensated through a performance-based commission plan. Under that plan, his 2017 target commission was $90,000 and his actual commission was $89,026.
(2)	Ms. Duffy is also compensated through a performance-based commission plan. Under that plan, her 2017 target commission was $80,000 and her actual commission was $79,141.

Equity-Based Awards

The majority of the target total direct compensation of our executive officers, including our named executive officers, is provided through equity awards. By having a significant percentage of our executive officers’ target total direct compensation payable in the form of equity that vests over a number of years and, thus, subject to higher risk and longer vesting than cash compensation, our executive officers are motivated to focus on long-term performance. This approach also helps retain key employees because the restricted stock units we have granted are not fully vested for a specified period, and unvested awards are forfeited by the employee when employment ends. We have received feedback from some of our stockholders indicating a preference for performance-based equity awards. Our Compensation Committee considered this feedback, but ultimately determined that time-based equity awards were better aligned with the interests of our stockholders. Our Compensation Committee will continue to review elements of the executive compensation program to best align the interests of our employees and stockholders to maximize the value of our common stock.

We make annual equity grants to our executive officers in order to align their interests with those of our stockholders and to ensure appropriate incentives are in place to promote a focus on our long-term strategic and financial objectives. The sizes of these awards were not determined based on a specific formula, but rather through the exercise of the collective judgment of the Compensation Committee and after considering the following factors:

•	each executive officer’s individual performance, including financial, operational, customer, strategic, product and competitive factors;
•	the appropriate level of compensation for the position;
•	the need to hire or retain an individual in a particular position and the perceived retentive value of the proposed awards;
•	the size and vesting schedule of outstanding and unvested equity awards;
•	the level of each executive officer’s target total cash compensation (base salary plus target annual cash bonus opportunity); and
•	the recommendations of the chief executive officer (except with respect to his award).

For the chief executive officer, executive leadership factors were also considered. In addition, the Compensation Committee reviews and considers the equity awards granted to the executives at the companies in the compensation peer groups, although it does not specifically target or benchmark to those companies.

The restricted stock unit awards granted to our named executive officers in 2017 were as follows:

Named Executive Officer	Number of Shares Subject to RSU Award(1) (#)	Grant Date Fair Value of RSU Award(2) ($)
Brent D. Lang	97,885	$2,637,022
Justin R. Spencer	33,281	896,590
Paul T. Johnson	33,281	896,590
M. Bridget Duffy	23,492	632,874
Douglas A. Carlen	23,492	632,874

(1)	The RSU awards vest in three equal annual installments with the first installment vesting on June 1, 2018.
(2)	The amounts reported represent the grant date fair value of the RSU awards without regards to forfeitures as computed in accordance with FASB ASC Topic 718. These amounts do not reflect the actual economic value that may ultimately be realized by the named executive officers.

The Compensation Committee reviewed the size and vesting schedule for the remaining unvested portion of all outstanding equity awards held by our executive officers, including our named executive officers, and agreed that the existing equity awards, together with the 2017 equity grants, appropriately satisfied our motivation and retention goals for each individual.

Benefits Programs

Our employee benefit programs, including our 401(k) plan, employee stock purchase plan, and health and welfare programs, including health savings accounts and flexible spending arrangements, are designed to provide a competitive level of benefits to our employees generally, including our executive officers and their families. We adjust our employee benefit programs as needed based upon regular monitoring of applicable laws and practices and the competitive market. Our executive officers are eligible to participate in the same employee benefit plans and programs, and on the same terms and conditions, as all other U.S. full-time employees.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not generally provide perquisites to our executive team. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive in the performance of his or her duties, to make our executive team more efficient and effective and for recruitment, motivation or retention purposes. All future practices with respect to perquisites or other personal benefits will be subject to review and approval by the Compensation Committee.

Post-Employment Compensation

Certain of our executive officers have post-employment compensation arrangements, which provide for severance payments and benefits in the event of a termination of employment under certain conditions, including following a change of control of the company. The Compensation Committee determined that these arrangements were both competitively reasonable and necessary to recruit and retain key executives. The material terms of these post-employment payments to named executive officers are set forth in “Employment, Severance and Change of Control Agreements” below. We do not provide for single trigger acceleration following a change of control and do not provide tax gross-ups for “excess parachute payments.”

Other Compensation Policies and Practices

Executive Officer Recoupment Policy

In April 2018, our Board of Directors adopted a clawback provision that provides our Board with the authority to recoup past incentive compensation from an executive officer in the event of a material restatement of our company’s financial results due to fraud or intentional misconduct of that executive officer.

Equity Administration Committee

Our Compensation Committee provides that the Equity Administration Committee, consisting of the chief executive officer, the chief financial officer and the general counsel, may make equity awards to non-executive employees within prescribed limits. Generally, equity awards will be effective on the 1st market day of the month following approval by the Equity Administration Committee, unless otherwise approved by counsel. While we do not generally grant stock options at this time, the exercise price of all stock options must be equal to or greater than the fair market value of our common stock, as defined in the 2012 Equity Incentive Plan, on the date of grant.

Derivatives Trading and Hedging Policy

Our Policy Prohibiting Insider Trading prohibits the trading of derivatives or the hedging of our equity securities by our employees, including our executive officers and members of our Board of Directors.

Stock Ownership Guidelines

We maintain stock ownership guidelines that require our chief executive officer, as well as our non-executive directors, to maintain a specified level of stock ownership. For information on our stock ownership guidelines, see “Corporate Governance Standards and Director Independence — Stock Ownership Guidelines” elsewhere in this proxy statement.

Compensation Policies and Practices as they relate to Risk Management

The Compensation Committee has reviewed our executive and employee compensation programs and does not believe that our compensation policies and practices encourage undue or inappropriate risk taking or create risks that are reasonably likely to have a material adverse effect on us. The reasons for the Compensation Committee’s determination include the following:

•	We structure our compensation program to consist of both fixed and variable components. The fixed (or base salary) component of our compensation programs is designed to provide income independent of our stock price performance so that employees will not focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash bonus and equity) components of our compensation programs are designed to reward both short-term and long-term company performance, which we believe discourages employees from taking actions that focus only on our short-term success and helps align our employees with our stockholders and on our longer-term success. Our restricted stock units have time-based vesting.
•	We maintain internal controls over the measurement and calculation of financial information, which are designed to prevent this information from being manipulated by any employee, including our executive officers.

•	While we generally do not cap the cash incentive award for our Sales Compensation Plan to provide maximum incentive for our sales force to meet and exceed their revenue objectives, we do maintain internal controls over the determination of sales incentive awards which we believe help prevent problematic behaviors.
•	Our employees are required to comply with our Employee Code of Conduct and Ethics, which covers, among other things, accuracy in keeping financial and business records.
•	The Compensation Committee approves the employee annual and new hire equity award guidelines as well as the overall annual equity pool. Any recommended equity awards outside these guidelines require approval by the Compensation Committee. We believe that this helps ensure we grant equity compensation appropriately and in a sustainable manner.
•	A significant portion of the compensation paid to our executive officers and the members of our Board of Directors is in the form of restricted stock units to align their interests with the interests of stockholders.
•	We maintain Stock Ownership Guidelines for our chief executive officer and the members of the Board of Directors to ensure that they retain specified levels of equity in the company.
•	As part of our Policy Prohibiting Insider Trading, we prohibit the trading of derivatives or hedging transactions involving our securities so that our executive officers and other employees cannot insulate themselves from the effects of poor stock price performance.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (Code), limits the amount that we may deduct from our federal income taxes for remuneration paid to our named executive officers (other than our CFO) to $1 million dollars per executive officer per year. “Grandfather” provisions of the Code provide exceptions from this deduction limitation and may apply to certain compensation arrangements, including certain grants of stock options and certain restricted stock units, that were entered into before the Company was publicly traded and through November 2, 2017. However, because of the lack of formal guidance under the “grandfather provisions,” we cannot guarantee that any compensation arrangements intended to qualify for exemption under Section 162(m) will actually receive this treatment.

No Tax Reimbursement of Parachute Payments and Deferred Compensation

We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code during 2017, and we have not agreed and are not otherwise obligated to provide any named executive officer with such a “gross-up” or other reimbursement.

Accounting Treatment

We account for stock compensation in accordance with the authoritative guidance set forth in FASB ASC Topic 718, which requires companies to measure and recognize the compensation expense for all share-based awards made to employees and directors, including stock options, restricted stock unit awards and shares acquired through our Employee Stock Purchase Plan (“ESPP”), over the period during which the award recipient is required to perform services in exchange for the award (for executive officers, generally the three-year or four-year vesting period of the award). We estimate the fair value of stock options and shares acquired through our ESPP using the Black-Scholes option pricing model. This calculation is performed for accounting purposes and reported in the compensation tables included in this proxy statement.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in our Annual Report on Form 10-K for fiscal year 2017 and included in this proxy statement.

Submitted by the Compensation Committee

Jeffrey H. Hillebrand, Chair
John B. Grotting
Alexa King

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table provides information regarding all compensation awarded to, earned by or paid to our named executive officers serving as such at December 31, 2017 for all services rendered in all capacities to us during the fiscal years ended December 31, 2017, 2016 and 2015.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)		Total ($)
Brent D. Lang	2017	408,000		—	2,637,022	453,211		3,498,233
President and Chief Executive Officer	2016	400,000		—	2,064,731	694,262		3,158,993
	2015	400,000		—	1,906,125	552,697		2,858,822
Justin R. Spencer	2017	336,667		—	896,590	224,405		1,457,662
Chief Financial Officer	2016	330,000		—	774,277	315,021		1,419,298
	2015	330,000		—	684,243	250,786		1,265,029
Paul T. Johnson	2017	336,667		—	896,590	223,670	(3)	1,456,927
Executive Vice President of Sales and Services	2016	330,000		—	702,015	289,458	(3)	1,321,473
	2015	330,000		—	684,243	228,506	(3)	1,242,749
M Bridget Duffy	2017	325,333		—	632,874	169,343	(4)	1,127,550
Chief Medical Officer	2016	320,000		—	516,189	227,027	(4)	1,063,216
	2015	320,000		—	488,746	201,272	(4)	1,010,018
Douglas A. Carlen	2017	276,000		—	632,874	122,323		1,031,198
Vice President, Legal and General Counsel	2016	134,082	(5)	$10,000	822,162	103,154		1,069,398
	2015	—		—	—	—		—

(1)	Amounts reported for fiscal years 2017, 2016 and 2015 represent the grant date fair value of the stock options and restricted stock units granted during each applicable year, computed in accordance with FASB ASC Topic 718. The valuation assumptions used in calculating the fair value of the stock options and restricted stock units are set forth in Note 8 of our “Notes to consolidated financial statements” included in our annual report on Form 10-K for the year ended December 31, 2017.
(2)	Represents performance-based cash incentive awards earned for services rendered under the executive incentive compensation plan, and in the case of Mr. Johnson and Ms. Duffy, additional amounts under the 2017, 2016 and 2015 sales commission plans. For more information about the 2017 executive bonus plan compensation for our named executive officers, see “Elements of Our Executive Compensation Program — Annual Cash Bonuses” under the Compensation Discussion and Analysis section above.
(3)	Represents $134,643, $189,013 and $126,429, respectively, awarded pursuant to our 2017, 2016 and 2015 executive incentive plans and $89,026, $100,446 and $102,077, respectively, awarded pursuant to our 2017, 2016 and 2015 sales commission plans. For more information, see “Elements of Our Executive Compensation Program — Annual Cash Bonuses.”
(4)	Represents $90,202, $138,852 and $110,540, respectively, awarded pursuant to our 2017, 2016 and 2015 executive incentive plan and $79,141, $88,174 and $90,732, respectively, awarded pursuant to our 2017, 2016 and 2015 sales commission plans. For more information, see “Elements of Our Executive Compensation Program — Annual Cash Bonuses.”
(5)	Represents partial year base salary, as Mr. Carlen joined the company mid-year in July 2016.

Grant of Plan-Based Awards

The following table provides information with regard to potential cash bonuses paid or payable in 2017 under our performance-based, non-equity incentive plan, and with regard to each equity award granted to each named executive officer during fiscal 2017.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Number of Shares of Restricted Stock Units (#)(2)	Grant Date Fair Value of Restricted Stock Unit Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)
Brent D. Lang		82,400	412,000	824,000
	6/1/2017				97,885	2,637,022
Justin R. Spencer		40,800	204,000	408,000
	6/1/2017				33,281	896,590
Paul T. Johnson		24,480	122,400	244,800
	6/1/2017				33,281	896,590
M. Bridget Duffy		16,400	82,000	164,000
	6/1/2017				23,492	632,874
Douglas A. Carlen		22,240	111,200	222,400
	6/1/2017				23,492	632,874

(1)	These amounts consist of the threshold, target and maximum cash award levels set in 2017 under the company’s executive incentive cash bonus plan. The amount actually earned by each named executive officer is included in the Non-Equity Incentive Plan Compensation column in the 2017 Summary Compensation Table. For more information about the 2017 executive bonus plan compensation for our named executive officers, see “Elements of Our Executive Compensation Program — Annual Cash Bonuses” under the Compensation Discussion and Analysis section above.
(2)	These restricted stock units vest in equal annual installments over three years from the vesting commencement date set forth in the award agreement until all shares subject to the RSUs are vested.
(3)	The amounts reported in this column represent the aggregate grant date fair value of the restricted stock unit awards, calculated in accordance with FASB ASC Topic 718, except that no forfeiture assumptions were included. For a discussion of the assumptions made in the valuations reflected in this column, see Note 8 of the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2017. Note that amounts reported in this column reflect the accounting cost for these equity awards, and do not correspond to the actual economic value that may be received by the recipients of these equity awards.

Outstanding Equity Awards at December 31, 2017

The following table provides information regarding each unexercised stock option and unvested restricted stock unit held by each of our named executive officers as of December 31, 2017:

	RESTRICTED STOCK UNIT AWARDS(1)			OPTION AWARDS(2)(3)
Name	Award Grant Date	Number of RSU Shares That Have Not Vested (#)	Market Value of RSU Shares That Have Not Vested ($)(4)	Shares Underlying Unexercised Options – Exercisable (#)		Shares Underlying Unexercised Options – Unexercisable (#)	Option Exercise Price ($)(5)	Option Expiration Date
Brent D. Lang	5/5/2011			67,000		—	5.04	5/5/2021
	5/31/2012			47,500		—	24.15	5/31/2022
	5/31/2013			157,728		—	14.76	5/31/2023
	6/1/2014			137,987	(6)	19,712	12.92	6/1/2024
	6/1/2015	57,920	1,750,342
	6/1/2016	117,554	3,552,482
	6/1/2017	97,885	2,958,085
Justin R. Spencer	9/2/2014			33,333	(6)	16,667	9.01	9/2/2024
	6/1/2015	20,792	628,334
	6/1/2016	44,083	1,332,188
	6/1/2017	33,281	1,005,752
Paul T. Johnson	11/1/2013			60,000		—	17.31	11/1/2023
	6/1/2014			64,935	(6)	9,276	12.92	6/1/2024
	6/1/2015	20,792	628,334
	6/1/2016	39,969	1,207,863
	6/1/2017	33,281	1,005,752
M. Bridget Duffy	5/31/2012			7,500		—	24.15	5/31/2022
	5/31/2013			31,545		—	14.76	5/31/2023
	6/1/2014			10,629	(6)	5,798	12.92	6/1/2024
	6/1/2015	14,851	448,797
	6/1/2016	29,389	888,136
	6/1/2017	23,492	709,928
Douglas A. Carlen	8/1/2016	37,012	1,118,503
	6/1/2017	23,492	709,928

(1)	Except as otherwise described in these footnotes, all restricted stock units granted under our 2012 Equity Incentive Plan vest in three equal installments commencing on the first anniversary of the first day of the month following the award grant date.
(2)	All options granted to our named executive officers under the 2006 Stock Option Plan or the 2000 Stock Option Plan are immediately exercisable, regardless of vesting schedule.
(3)	Except as otherwise described in these footnotes, all options vest as to 1/4th of the shares of common stock underlying the options on the first anniversary of the vesting commencement date and as to 1/48th of the shares of common stock underlying the option each month thereafter.
(4)	The market value of the shares of RSUs that have not vested is calculated by multiplying the number of unvested shares held by the applicable named executive officer by the closing price of our common stock on December 29, 2017, the last trading day of our fiscal year, which was $30.22.
(5)	For equity awards granted prior to March 28, 2012, the exercise price represents the fair market value of a share of common stock as determined by our Board of Directors on the grant date. For equity awards granted on and after March 28, 2012, the exercise price is the closing price of our common stock on the date of grant, and if that is not a trading day, the closing price of our common stock on the trading day immediately prior to the date of grant.
(6)	Option vests as to 1/48th of the shares of common stock underlying the option on a monthly basis.

2017 Option Exercises and Stock Vested

The following table shows stock options exercised by our named executive officers in fiscal 2017 as well as stock awards that vested during fiscal 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Brent D. Lang	—	—	138,846	3,740,511
Justin R. Spencer	25,000	406,722	61,829	1,686,193
Paul T. Johnson	—	—	51,200	1,379,328
M. Bridget Duffy	29,955	302,216	36,060	971,456
Douglas A. Carlen	—	—	18,502	513,245

(1)	The value realized on exercise is calculated as the difference between the fair market value of our common stock on the date of exercise and the applicable exercise price of those options.
(2)	The value realized on vesting is calculated by multiplying the number of shares vesting by the closing price of our common stock as traded on the NYSE on the applicable vesting date or, if the vesting date was not a trading day, the prior trading date.

Employment, Severance and Change of Control Agreements

Brent D. Lang.  We entered into an offer letter agreement with Brent D. Lang, our President and Chief Executive Officer, dated June 8, 2012, which superseded an offer letter agreement, dated November 12, 2007. The offer letter agreement has no specific term and constitutes at-will employment.

In addition, in April 2013 our Compensation Committee authorized that we enter into a revised change of control severance agreement, in the form previously approved by our Board of Directors, with Mr. Lang to reflect his transition to our Chief Executive Officer in June 2013. The agreement with Mr. Lang provides that, in the event of Mr. Lang’s termination without cause or resignation for good reason, he will be entitled to receive cash severance payments equal to one year of his annual base salary, plus the greater of his target bonus for the year of termination or the amount of bonus paid to him in the prior year, plus 12 months of acceleration of outstanding equity awards and 12 months of COBRA coverage. For a termination without cause or resignation for good reason occurring within two months prior to, or 12 months following, a change of control of Vocera (the “Change of Control Period”), the agreement provides that Mr. Lang will be entitled to receive a cash severance payment equal to 150% of his annual base salary plus 150% of the greater of his target bonus for the year of termination or the amount of bonus paid to him in the prior year, plus acceleration of 100% of his outstanding equity awards in addition to 18 months of COBRA coverage.

Justin R. Spencer.  We entered into an offer letter agreement with Justin R. Spencer, our Chief Financial Officer and Executive Vice President, dated July 30, 2014. The offer letter agreement has no specific term and constitutes at-will employment.

In addition, we have entered into a change of control severance agreement with Mr. Spencer in August 2014. The agreement with Mr. Spencer provides that, in the event of Mr. Spencer’s termination without cause, he will be entitled to receive cash severance payments equal to 75% of his annual base salary, plus 12 months of acceleration of outstanding equity awards and 9 months of COBRA coverage. For a termination without cause or resignation for good reason occurring within a Change of Control Period, the agreement provides that Mr. Spencer will be entitled to receive a cash severance payment equal to 100% of his annual base salary plus 100% of the greater of his target bonus for the year of termination or the amount of bonus paid to him in the prior year, plus acceleration of 100% of his outstanding equity awards in addition to 12 months of COBRA coverage.

Paul T. Johnson.  We entered into an offer letter agreement with Paul T. Johnson, our Executive Vice President of Sales and Services, dated September 27, 2013. The offer letter agreement has no specific term and constitutes at-will employment.

In addition, we have entered into a change of control severance agreement with Mr. Johnson in October 2013. The agreement with Mr. Johnson provides that, in the event of Mr. Johnson’s termination without cause, he will be entitled to receive cash severance payments equal to 75% of his annual base salary, plus 12 months of acceleration of outstanding equity awards and 9 months of COBRA coverage. For a termination without cause or resignation for good reason occurring within a Change of Control Period, the agreement provides that Mr. Johnson will be entitled to receive a cash severance payment equal to 100% of his annual base salary plus 100% of the greater of his target bonus for the year of termination or the amount of bonus paid to him in the prior year, plus acceleration of 100% of his outstanding equity awards in addition to 12 months of COBRA coverage.

M. Bridget Duffy.  We entered into an offer letter agreement with M. Bridget Duffy, our Chief Medical Officer, dated November 3, 2010. The offer letter agreement has no specific term and constitutes at-will employment.

In addition, we have entered into a change of control severance agreement with Ms. Duffy in August 2011. The agreement with Ms. Duffy provides that, in the event of Ms. Duffy’s termination without cause, she will be entitled to receive cash severance payments equal to 50% of her annual base salary, plus 12 months of acceleration of outstanding equity awards and 6 months of COBRA coverage. For a termination without cause or resignation for good reason occurring within a Change of Control Period, the agreement provides that Ms. Duffy will be entitled to receive a cash severance payment equal to 75% of her annual base salary plus 75% of the greater of her target bonus for the year of termination or the amount of bonus paid to her in the prior year, plus acceleration of 50% of her outstanding equity awards in addition to 9 months of COBRA coverage.

Douglas A. Carlen.  We entered into an offer letter agreement with Douglas A. Carlen, our General Counsel, dated May 19, 2016. The offer letter agreement has no specific term and constitutes at-will employment.

In addition, we have entered into a change of control severance agreement with Mr. Carlen in July 2016. The agreement with Mr. Carlen provides that, in the event of Mr. Carlen’s termination without cause, he will be entitled to receive cash severance payments equal to 50% of his annual base salary, plus 12 months of acceleration of outstanding equity awards and 6 months of COBRA coverage. For a termination without cause or resignation for good reason occurring within a Change of Control Period, the agreement provides that Mr. Carlen will be entitled to receive a cash severance payment equal to 75% of his annual base salary plus 75% of the greater of his target bonus for the year of termination or the amount of bonus paid to him in the prior year, plus acceleration of 50% of his outstanding equity awards in addition to 9 months of COBRA coverage.

The following table sets forth quantitative estimates of the benefits that would have accrued to our named executive officers pursuant to the terms of each of their respective severance agreements, assuming that such executive officer’s employment terminated on December 31, 2017 and the conditions for such benefits were satisfied:

Name	Cash Severance ($)	Benefit Continuation ($)	Value of Accelerated Equity Awards		Total ($)
			Stock Awards(1) ($)	Option Awards(2) ($)
Brent D. Lang
Termination	865,211	33,600	4,512,239	341,018	5,752,068
Within Change of Control Period	1,297,816	50,400	8,260,909	341,018	9,950,143
Justin R. Spencer
Termination	255,000	27,018	1,629,523	353,507	2,265,048
Within Change of Control Period	564,405	36,024	2,966,274	353,507	3,920,210
Paul T. Johnson
Termination	255,000	27,018	1,567,360	160,475	2,009,853
Within Change of Control Period	474,643	36,024	2,841,949	160,475	3,513,091
M. Bridget Duffy
Termination	164,000	12,660	1,129,382	100,305	1,406,347
Within Change of Control Period	313,652	18,990	1,023,431	50,153	1,406,226
Douglas A. Carlen
Termination	139,000	18,012	795,753	—	952,765
Within Change of Control Period	300,242	27,018	914,216	—	1,241,476

(1)	The value of accelerated restricted stock units is calculated by multiplying the number of shares being accelerated by the closing price of our common stock on December 29, 2017, the last trading day of our fiscal year, which was $30.22.
(2)	The value of accelerated options is calculated by multiplying the number of shares being accelerated by the closing price of our common stock on December 29, 2017, less the aggregate exercise price.

The severance payments under the change of control severance agreements with each of our executive officers are contingent upon such executive officer’s execution, delivery and non-revocation of a release and waiver of claims satisfactory to us within 45 days of such executive officer’s separation from service.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information as of December 31, 2017 with respect to compensation plans under which shares of our common stock may be issued. The category “Equity compensation plans approved by security holders” in the table below consists of the 2006 Stock Option Plan, 2012 Equity Incentive Plan and 2012 Employee Stock Purchase Plan.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (#)		Weighted average exercise price of outstanding options ($)		Number of securities remaining available for future issuance under equity compensation plans (#)
Equity compensation plans approved by security holders	3,202,299	(1)	13.48	(2)	1,881,680	(3)
Equity compensation plans not approved by security holders	175,353		—		—
Total	3,377,652		13.48		1,881,680

(1)	Excludes purchase rights accruing under our 2012 Employee Stock Purchase Plan.
(2)	The weighted average exercise price relates solely to outstanding stock option shares since shares subject to restricted stock units have no exercise price.
(3)	The number of shares reserved for issuance under our 2012 Employee Stock Purchase Plan will increase automatically on January 1 by the number of shares equal to 1% of the total outstanding shares of our common stock as of the immediately preceding December 31st (rounded to the nearest whole share).

TRANSACTIONS WITH RELATED PARTIES, FOUNDERS AND CONTROL PERSONS

From January 1, 2017 to the present, there have been no transactions, and there are currently no proposed transactions, in which the amount involved exceeds $120,000 to which we or any of our subsidiaries was (or is to be) a party and in which any director, director nominee, executive officer, holder of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had (or will have) a direct or indirect material interest, except for payments set forth under “Proposal 1” and “Executive Compensation” above.

Review, approval or ratification of transactions with related parties

Our Board of Directors recognizes that transactions between our company and persons or entities that may be deemed related persons can present potential or actual conflicts of interest and create the appearance of impropriety. Accordingly, our Board has delegated authority for the review and approval of all related person transactions to the Governance and Nominating Committee of our Board of Directors. We have adopted a Related Person Transactions Policy to provide procedures for reviewing, approving and ratifying any transaction involving our company or any of its subsidiaries in which a 5% or greater stockholder, director, executive officer or members of their immediate family have or will have a material interest as determined by our Governance and Nominating Committee. This policy is intended to supplement, and not to supersede, our company’s other policies that may be applicable to or involve transactions with related persons. The full text of this policy is posted on the investor relations section of our website at www.vocera.com.

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report of the Audit Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by us under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that we specifically incorporate it by reference.

The Audit Committee has reviewed and discussed with our management and Deloitte & Touche LLP our audited consolidated financial statements as of and for the year ended December 31, 2017. The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by Auditing Standard No. 1301 adopted by the Public Company Accounting Oversight Board (United States) regarding “Communication with Audit Committees.”

The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements as of and for the year ended December 31, 2017 be included in our annual report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

John N. McMullen, Chair
Michael Burkland
Howard E. Janzen

ADDITIONAL INFORMATION

Stockholder Proposals to be presented at Next Annual Meeting

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting.  Our bylaws provide that for stockholder nominations to our Board of Directors or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary at Vocera Communications, Inc., 525 Race Street, San Jose, California 95126, Attn: Corporate Secretary.

To be timely for our company’s 2019 Annual Meeting of Stockholders, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices not earlier than 5:00 p.m. Pacific Time on February 16, 2019 and not later than 5:00 p.m. Pacific Time on March 18, 2019. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by applicable law and our bylaws. In no event will the public announcement of an adjournment or a postponement of our annual meeting commence a new time period for the giving of a stockholder’s notice as provided above.

Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials.  Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2019 annual meeting must be received by us not later than December 21, 2018 in order to be considered for inclusion in our proxy materials for that meeting. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by applicable law and our bylaws.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires our directors, executive officers and any persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms furnished to us and written representations from the directors and executive officers, we believe that all Section 16(a) filing requirements were timely met in 2017, other than with respect to Paul T. Johnson, who filed a single late Form 4 reporting one transaction in August 2017.

Available Information

We will mail without charge, upon written request, a copy of our annual report on Form 10-K for the year ended December 31, 2017, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

Vocera Communications, Inc.
525 Race Street
San Jose, California 95126
Attn: Investor Relations

The annual report on Form 10-K is also available at http://investors.vocera.com.

“Householding” — Stockholders Sharing the Same Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report on Form 10-K and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided other instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

We expect that a number of brokers with account holders who are our stockholders will be “householding” our annual report on Form 10-K and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of annual report on Form 10-K and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that it will be

“householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting your broker.

Upon written or oral request, we will undertake to promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, annual report on Form 10-K and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability and, if applicable, annual report on Form 10-K and other proxy materials, you may write or call our Investor Relations department at 525 Race Street, San Jose, California 95126, Attn: Investor Relations, telephone number (408) 882-5737.

Any stockholders who share the same address and currently receive multiple copies of our Notice of Internet Availability or annual report on Form 10-K and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or our Investor Relations department at the address or telephone number listed above.

OTHER MATTERS

Our Board of Directors does not presently intend to bring any other business before the meeting and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may arise and properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Appendix A

VOCERA COMMUNICATIONS, INC.
2012 EQUITY INCENTIVE PLAN
(amended April 5, 2018)

1. PURPOSE.  The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, and any Parents and Subsidiaries that exist now or in the future, by offering them an opportunity to participate in the Company’s future performance through the grant of Awards. Capitalized terms not defined elsewhere in the text are defined in Section 28.

2. SHARES SUBJECT TO THE PLAN.

2.1	Number of Shares Available. Subject to Sections 2.5 and 21 and any other applicable provisions hereof, the total number of Shares reserved and available for grant and issuance pursuant to this Plan as of the date of adoption of this Plan by the Board, consists of (i) 2,854,371 Shares, (ii) shares that are subject to stock options granted under the Company’s 2000 Stock Option Plan (the “2000 Plan”) and the 2006 Stock Option Plan (the “2006 Plan”) (the 2000 Plan and the 2006 Plan together, the “Prior Plans”), that cease to be subject to such stock options after the Effective Date, (iii) shares issued under the Prior Plans before or after the Effective Date pursuant to the exercise of stock options that are, after the Effective Date, forfeited and (iv) shares issued under the Prior Plans that are repurchased by the Company at or below the original issue price.
2.2	Lapsed, Returned Awards. Shares subject to Awards, and Shares issued under the Plan under any Award, will again be available for grant and issuance in connection with subsequent Awards under this Plan to the extent such Shares: (a) are subject to issuance upon exercise of an Option or SAR granted under this Plan but which cease to be subject to the Option or SAR for any reason other than exercise of the Option or SAR; (b) are subject to Awards granted under this Plan that are forfeited or are repurchased by the Company at the original issue price; (c) are subject to Awards granted under this Plan that otherwise terminate without such Shares being issued; or (d) are surrendered pursuant to an Exchange Program. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Shares used to satisfy the tax withholding obligations related to an RSU will become available for future grant or sale under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Option or SAR will not become available for future grant or sale under the Plan. For the avoidance of doubt, Shares that otherwise become available for grant and issuance because of the provisions of this Section 2.2 shall not include Shares subject to Awards that initially became available because of the substitution clause in Section 21.2 hereof.
2.3	Minimum Share Reserve. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Awards granted under this Plan.
2.4	Limitations. No more than One Hundred Million (100,000,000) Shares shall be issued pursuant to the exercise of ISOs.
2.5	Adjustment of Shares. If the number of outstanding Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company, without consideration, then (a) the number of Shares reserved for issuance and future grant under the Plan set forth in Section 2.1, (b) the Exercise Prices of and number of Shares subject to outstanding Options and SARs, (c) the number of Shares subject to other outstanding Awards, (d) the maximum number of shares that may be issued as ISOs set forth in Section 2.5, and (e) the maximum number of Shares that may be issued to an individual or to a new Employee in any one calendar year set forth in Section 3, shall be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and in compliance with applicable securities laws; provided that fractions of a Share will not be issued.

2.6	Vesting Restriction. Awards shall not provide for any initial vesting prior to at least twelve (12) months from grant; provided that the Committee may permit the initial vesting of Awards prior to twelve (12) months from grant representing up to an aggregate of five percent (5%) of the Shares reserved and available for grant under the Plan.

3. ELIGIBILITY.  ISOs may be granted only to Employees. All other Awards may be granted to Employees, Consultants, Directors and Non-Employee Directors of the Company or any Parent or Subsidiary of the Company; provided such Consultants, Directors and Non-Employee Directors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. No Participant will be eligible to receive more than One Million (1,000,000) Shares in any calendar year under this Plan pursuant to the grant of Awards except that new Employees of the Company or a Parent or Subsidiary of the Company (including new Employees who are also officers and directors of the Company or any Parent or Subsidiary of the Company) are eligible to receive up to a maximum of Two Million (2,000,000) Shares in the calendar year in which they commence their employment.

4. ADMINISTRATION.

4.1	Committee Composition; Authority. This Plan will be administered by the Committee or by the Board acting as the Committee. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan, except, however, the Board shall establish the terms for the grant of an Award to Non-Employee Directors. The Committee will have the authority to:
(a)	construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;
(b)	prescribe, amend and rescind rules and regulations relating to this Plan or any Award;
(c)	select persons to receive Awards;
(d)	determine the form and terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may vest and be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Committee will determine;
(e)	determine the number of Shares or other consideration subject to Awards;
(f)	determine the Fair Market Value in good faith, if necessary;
(g)	determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent or Subsidiary of the Company;
(h)	grant waivers of Plan or Award conditions;
(i)	determine the vesting, exercisability and payment of Awards;
(j)	correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;
(k)	determine whether an Award has been earned;
(l)	determine the terms and conditions of any, and to institute any Exchange Program;
(m)	reduce or waive any criteria with respect to Performance Factors;
(n)	adjust Performance Factors to take into account changes in law and accounting or tax rules as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships; and
(o)	make all other determinations necessary or advisable for the administration of this Plan.

4.2	Committee Interpretation and Discretion. Any determination made by the Committee with respect to any Award shall be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of the Plan or Award, at any later time, and such determination shall be final and binding on the Company and all persons having an interest in any Award under the Plan. Any dispute regarding the interpretation of the Plan or any Award Agreement shall be submitted by the Participant or Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and the Participant. The Committee may delegate to one or more executive officers the authority to review and resolve disputes with respect to Awards held by Participants who are not Insiders, and such resolution shall be final and binding on the Company and the Participant.
4.3	Section 16 of the Exchange Act. Awards granted to Participants who are subject to Section 16 of the Exchange Act must be approved by two or more “non-employee directors” (as defined in the regulations promulgated under Section 16 of the Exchange Act).
4.4	Documentation. The Award Agreement for a given Award, the Plan and any other documents may be delivered to, and accepted by, a Participant or any other person in any manner (including electronic distribution or posting) that meets applicable legal requirements.

5. OPTIONS.  The Committee may grant Options to Participants and will determine whether such Options will be Incentive Stock Options within the meaning of the Code (“ISOs”) or Nonqualified Stock Options (“NQSOs”), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may vest and be exercised, and all other terms and conditions of the Option, subject to the following:

5.1	Option Grant. Each Option granted under this Plan will identify the Option as an ISO or an NQSO. An Option may be, but need not be, awarded upon satisfaction of such Performance Factors during any Performance Period as are set out in advance in the Participant’s individual Award Agreement. If the Option is being earned upon the satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each Option; and (y) select from among the Performance Factors to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to Options that are subject to different performance goals and other criteria.
5.2	Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, or a specified future date. The Award Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.
5.3	Exercise Period. Options may be vested and exercisable within the times or upon the conditions as set forth in the Award Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted; and provided further that no ISO granted to a person who, at the time the ISO is granted, directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary of the Company (“Ten Percent Stockholder”) will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.
5.4	Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted; provided that: (i) the Exercise Price of an ISO will be not less than one hundred percent (100%) of the Fair Market Value of the Shares on the date of grant and (ii) the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than one hundred ten percent (110%) of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 11 and the Award Agreement and in accordance with any procedures established by the Company. The Exercise Price of a NQSO may not be less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

5.5	Method of Exercise. Any Option granted hereunder will be vested and exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share. An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Committee may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 2.5 of the Plan. Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.
5.6	Termination. The exercise of an Option will be subject to the following (except as may be otherwise provided in an Award Agreement):
(a)	If the Participant is Terminated for any reason except for Cause or the Participant’s death or Disability, then the Participant may exercise such Participant’s Options only to the extent that such Options would have been exercisable by the Participant on the Termination Date no later than three (3) months after the Termination Date (or such shorter time period or longer time period not exceeding five (5) years as may be determined by the Committee, with any exercise beyond three (3) months after the Termination Date deemed to be the exercise of an NQSO), but in any event no later than the expiration date of the Options.
(b)	If the Participant is Terminated because of the Participant’s death (or the Participant dies within three (3) months after a Termination other than for Cause or because of the Participant’s Disability), then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the Termination Date and must be exercised by the Participant’s legal representative, or authorized assignee, no later than twelve (12) months after the Termination Date (or such shorter time period not less than six (6) months or longer time period not exceeding five (5) years as may be determined by the Committee), but in any event no later than the expiration date of the Options.
(c)	If the Participant is Terminated because of the Participant’s Disability, then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the Termination Date and must be exercised by the Participant (or the Participant’s legal representative or authorized assignee) no later than twelve (12) months after the Termination Date (with any exercise beyond (a) three (3) months after the Termination Date when the Termination is for a Disability that is not a “permanent and total disability” as defined in Section 22(e)(3) of the Code, or (b) twelve (12) months after the Termination Date when the Termination is for a Disability that is a “permanent and total disability” as defined in Section 22(e)(3) of the Code, deemed to be exercise of an NQSO), but in any event no later than the expiration date of the Options.
(d)	If the Participant is terminated for Cause, then Participant’s Options shall expire on such Participant’s Termination Date, or at such later time and on such conditions as are determined by the Committee, but in any no event later than the expiration date of the Options. Unless otherwise provided in the Award Agreement, Cause will have the meaning set forth in the Plan.
5.7	Limitations on Exercise. The Committee may specify a minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent any Participant from exercising the Option for the full number of Shares for which it is then exercisable.

5.8	Limitations on ISOs. With respect to Awards granted as ISOs, to the extent that the aggregate Fair Market Value of the Shares with respect to which such ISOs are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds One Hundred Thousand Dollars ($100,000), such Options will be treated as NQSOs. For purposes of this Section 5.8, ISOs will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.
5.9	Modification, Extension or Renewal. The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any Option previously granted. Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code. Except as permitted by Section 18 of the Plan with respect to required stockholder approval, the Committee may reduce the Exercise Price of outstanding Options without the consent of such Participants; provided, however, that the Exercise Price may not be reduced below the Fair Market Value on the date the action is taken to reduce the Exercise Price.
5.10	No Disqualification. Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.

6. RESTRICTED STOCK AWARDS.

6.1	Awards of Restricted Stock. A Restricted Stock Award is an offer by the Company to sell to a Participant Shares that are subject to restrictions (“Restricted Stock”). The Committee will determine to whom an offer will be made, the number of Shares the Participant may purchase, the Purchase Price, the restrictions under which the Shares will be subject and all other terms and conditions of the Restricted Stock Award, subject to the Plan.
6.2	Restricted Stock Purchase Agreement. All purchases under a Restricted Stock Award will be evidenced by an Award Agreement. Except as may otherwise be provided in an Award Agreement, a Participant accepts a Restricted Stock Award by signing and delivering to the Company an Award Agreement with full payment of the Purchase Price, within thirty (30) days from the date the Award Agreement was delivered to the Participant. If the Participant does not accept such Award within thirty (30) days, then the offer of such Restricted Stock Award will terminate, unless the Committee determines otherwise.
6.3	Purchase Price. The Purchase Price for a Restricted Stock Award will be determined by the Committee and may be less than Fair Market Value on the date the Restricted Stock Award is granted. Payment of the Purchase Price must be made in accordance with Section 11 of the Plan, and the Award Agreement and in accordance with any procedures established by the Company.
6.4	Terms of Restricted Stock Awards. Restricted Stock Awards will be subject to such restrictions as the Committee may impose or are required by law. These restrictions may be based on completion of a specified number of years of service with the Company or upon completion of Performance Factors, if any, during any Performance Period as set out in advance in the Participant’s Award Agreement. Prior to the grant of a Restricted Stock Award, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Award; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria. The Committee may adjust the performance goals to account for changes in law and accounting and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships, including without limitation (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (iii) a change in accounting standards required by generally accepted accounting principles.
6.5	Termination of Participant. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

7. STOCK BONUS AWARDS.

7.1	Awards of Stock Bonuses. A Stock Bonus Award is an award to an eligible person of Shares for services to be rendered or for past services already rendered to the Company or any Parent or Subsidiary. All Stock Bonus Awards shall be made pursuant to an Award Agreement. No payment from the Participant will be required for Shares awarded pursuant to a Stock Bonus Award.
7.2	Terms of Stock Bonus Awards. The Committee will determine the number of Shares to be awarded to the Participant under a Stock Bonus Award and any restrictions thereon. These restrictions may be based upon completion of a specified number of years of service with the Company or upon satisfaction of performance goals based on Performance Factors during any Performance Period as set out in advance in the Participant’s Stock Bonus Agreement. Prior to the grant of any Stock Bonus Award the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Stock Bonus Award; (b) select from among the Performance Factors to be used to measure performance goals; and (c) determine the number of Shares that may be awarded to the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Stock Bonus Awards that are subject to different Performance Periods and different performance goals and other criteria.
7.3	Form of Payment to Participant. Payment may be made in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value of the Shares earned under a Stock Bonus Award on the date of payment, as determined in the sole discretion of the Committee.
7.4	Termination of Participation. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

8. STOCK APPRECIATION RIGHTS.

8.1	Awards of SARs. A Stock Appreciation Right (“SAR”) is an award to a Participant that may be settled in cash, or Shares (which may consist of Restricted Stock), having a value equal to (a) the difference between the Fair Market Value on the date of exercise over the Exercise Price multiplied by (b) the number of Shares with respect to which the SAR is being settled (subject to any maximum number of Shares that may be issuable as specified in an Award Agreement). All SARs shall be made pursuant to an Award Agreement.
8.2	Terms of SARs. The Committee will determine the terms of each SAR including, without limitation: (a) the number of Shares subject to the SAR; (b) the Exercise Price and the time or times during which the SAR may be settled; (c) the consideration to be distributed on settlement of the SAR; and (d) the effect of the Participant’s Termination on each SAR. The Exercise Price of the SAR will be determined by the Committee when the SAR is granted, and may not be less than Fair Market Value. A SAR may be awarded upon satisfaction of Performance Factors, if any, during any Performance Period as are set out in advance in the Participant’s individual Award Agreement. If the SAR is being earned upon the satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each SAR; and

(y) select from among the Performance Factors to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to SARs that are subject to different Performance Factors and other criteria.
8.3	Exercise Period and Expiration Date. A SAR will be exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the Award Agreement governing such SAR. The SAR Agreement shall set forth the expiration date; provided that no SAR will be exercisable after the expiration of ten (10) years from the date the SAR is granted. The Committee may also provide for SARs to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of performance goals based on Performance Factors), in such number of Shares or percentage of the Shares subject to the SAR as the Committee determines. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee). Notwithstanding the foregoing, the rules of Section 5.6 also will apply to SARs.
8.4	Form of Settlement. Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the Fair Market Value of a Share on the date of exercise over the Exercise Price; times (ii) the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment from the Company for the SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof. The portion of a SAR being settled may be paid currently or on a deferred basis with such interest or dividend equivalent, if any, as the Committee determines, provided that the terms of the SAR and any deferral satisfy the requirements of Section 409A of the Code.
8.5	Termination of Participation. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

9. RESTRICTED STOCK UNITS.

9.1	Awards of Restricted Stock Units. A Restricted Stock Unit (“RSU”) is an award to a Participant covering a number of Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock). All RSUs shall be made pursuant to an Award Agreement.
9.2	Terms of RSUs. The Committee will determine the terms of an RSU including, without limitation: (a) the number of Shares subject to the RSU; (b) the time or times during which the RSU may be settled; (c) the consideration to be distributed on settlement; and (d) the effect of the Participant’s Termination on each RSU. An RSU may be awarded upon satisfaction of such performance goals based on Performance Factors during any Performance Period as are set out in advance in the Participant’s Award Agreement. If the RSU is being earned upon satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for the RSU; (y) select from among the Performance Factors to be used to measure the performance, if any; and (z) determine the number of Shares deemed subject to the RSU. Performance Periods may overlap and participants may participate simultaneously with respect to RSUs that are subject to different Performance Periods and different performance goals and other criteria. The Committee may adjust the performance goals to account for changes in law and accounting and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships, including without limitation (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (iii) a change in accounting standards required by generally accepted accounting principles.
9.3	Form and Timing of Settlement. Payment of earned RSUs shall be made as soon as practicable after the date(s) determined by the Committee and set forth in the Award Agreement. The Committee, in its sole discretion, may settle earned RSUs in cash, Shares, or a combination of both. The

Committee may also permit a Participant to defer payment under a RSU to a date or dates after the RSU is earned provided that the terms of the RSU and any deferral satisfy the requirements of Section 409A of the Code.
9.4	Termination of Participant. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

10. PERFORMANCE AWARDS.

10.1	Performance Awards. A Performance Award is an award to a Participant of a cash bonus or a Performance Share bonus. Grants of Performance Awards shall be made pursuant to an Award Agreement.
10.2	Terms of Performance Awards. The Committee will determine, and each Award Agreement shall set forth, the terms of each award of Performance Award including, without limitation: (a) the amount of any cash bonus; (b) the number of Shares deemed subject to a Performance Share bonus; (c) the Performance Factors and Performance Period that shall determine the time and extent to which each Performance Award shall be settled; (d) the consideration to be distributed on settlement; and (e) the effect of the Participant’s Termination on each Performance Award. In establishing Performance Factors and the Performance Period the Committee will: (x) determine the nature, length and starting date of any Performance Period; and (y) select from among the Performance Factors to be used. Prior to settlement the Committee shall determine the extent to which Performance Awards have been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Performance Awards that are subject to different Performance Periods and different performance goals and other criteria.
10.3	Value, Earning and Timing of Performance Shares. Any Performance Share bonus will have an initial value equal to the Fair Market Value of a Share on the date of grant. After the applicable Performance Period has ended, the holder of a Performance Share bonus will be entitled to receive a payout of the number of Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Factors or other vesting provisions have been achieved. The Committee, in its sole discretion, may pay an earned Performance Share bonus in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Shares at the close of the applicable Performance Period) or in a combination thereof. Performance Share bonuses may also be settled in Restricted Stock. The Committee may adjust the performance goals to account for changes in law and accounting and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships, including without limitation (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (iii) a change in accounting standards required by generally accepted accounting principles.
10.4	Termination of Participant. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

11. PAYMENT FOR SHARE PURCHASES.

Payment from a Participant for Shares purchased pursuant to this Plan may be made in cash or by check or, where expressly approved for the Participant by the Committee and where permitted by law (and to the extent not otherwise set forth in the applicable Award Agreement):

(a)	by cancellation of indebtedness of the Company to the Participant;
(b)	by surrender of shares of the Company held by the Participant that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Award will be exercised or settled;

(c)	by waiver of compensation due or accrued to the Participant for services rendered or to be rendered to the Company or a Parent or Subsidiary of the Company;
(d)	by consideration received by the Company pursuant to a broker-assisted or other form of cashless exercise program implemented by the Company in connection with the Plan;
(e)	by any combination of the foregoing; or
(f)	by any other method of payment as is permitted by applicable law.

12. GRANTS TO NON-EMPLOYEE DIRECTORS.

12.1	Types of Awards. Non-Employee Directors are eligible to receive any type of Award offered under this Plan except ISOs. Awards pursuant to this Section 12 may be automatically made pursuant to policy adopted by the Board, or made from time to time as determined in the discretion of the Board.
12.2	Eligibility. Awards pursuant to this Section 12 shall be granted only to Non-Employee Directors. A Non-Employee Director who is elected or re-elected as a member of the Board will be eligible to receive an Award under this Section 12. No Non-Employee Director may receive Awards under the Plan that, exceeds (x) $400,000 in value (as described below) in a calendar year for continuing directors, or (y) $600,000 in value (as described below) in the initial calendar year for a new Non-Employee Director. The value of Awards for purposes of complying with this maximum shall be determined as follows: (a) for Options and SARs, grant date fair value will be calculated using the Black-Scholes valuation methodology on the date of grant of such Option or SAR and (b) for all other Awards other than Options and SARs, grant date fair value will be determined by either (i) calculating the product of the Fair Market Value per Share on the date of grant or (ii) calculating the product using an average of the Fair Market Value over a number of trading days. Awards granted to an individual while he or she was serving in the capacity as an Employee or while he or she was a Consultant but not a Non-Employee Director will not count for purposes of the limitations set forth in this Section 12.2.
12.3	Vesting, Exercisability and Settlement. Except as set forth in Section 21, Awards shall vest, become exercisable and be settled as determined by the Board. With respect to Options and SARs, the exercise price granted to Non-Employee Directors shall not be less than the Fair Market Value of the Shares at the time that such Option or SAR is granted.

13. WITHHOLDING TAXES.

13.1	Withholding Generally. Whenever Shares are to be issued in satisfaction of Awards granted under this Plan, the Company may require the Participant to remit to the Company, or to the Parent or Subsidiary employing the Participant, an amount sufficient to satisfy applicable U.S. federal, state, local and international withholding tax requirements or any other tax liability legally due from the Participant prior to the delivery of Shares pursuant to exercise or settlement of any Award. Whenever payments in satisfaction of Awards granted under this Plan are to be made in cash, such payment will be net of an amount sufficient to satisfy applicable U.S. federal, state, local and international withholding tax requirements or any other tax liability legally due from the Participant.
13.2	Stock Withholding. The Committee, in its sole discretion and pursuant to such procedure as it may specify from time to time and to limitations of local law, may require or permit a Participant to satisfy such tax withholding obligation or any other tax liability legally due from the Participant, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, or (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount determined to be withheld, which may each be calculated by considering applicable statutory withholding rates or other applicable withholding rates, including up to the maximum permissible statutory tax rate for the applicable tax jurisdiction, to the extent consistent with applicable laws. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

14. TRANSFERABILITY.

14.1	Transfer Generally. Unless determined otherwise by the Committee, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. If the Committee makes an Award transferable, including, without limitation, by instrument to an inter vivos or testamentary trust in which the Awards are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift to a Permitted Transferee, such Award will contain such additional terms and conditions as the Committee deems appropriate.
14.2	Award Transfer Program. Notwithstanding any contrary provision of the Plan, the Committee shall have all discretion and authority to determine and implement the terms and conditions of any Award Transfer Program instituted pursuant to this Section 14.2 and shall have the authority to amend the terms of any Award participating, or otherwise eligible to participate in, the Award Transfer Program, including (but not limited to) the authority to (i) amend (including to extend) the expiration date, post-termination exercise period and/or forfeiture conditions of any such Award, (ii) amend or remove any provisions of the Award relating to the Award holder’s continued service to the Company, (iii) amend the permissible payment methods with respect to the exercise or purchase of any such Award, (iv) amend the adjustments to be implemented in the event of changes in the capitalization and other similar events with respect to such Award, and (v) make such other changes to the terms of such Award as the Committee deems necessary or appropriate in its sole discretion.

15. PRIVILEGES OF STOCK OWNERSHIP; RESTRICTIONS ON SHARES.

15.1	Voting and Dividends. No Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant, except for any dividends or Dividend Equivalent Rights permitted by an applicable Award Agreement; provided, that no dividends or Dividend Equivalent Right shall be paid with respect to the any Unvested Shares, and such dividends or stock distributions shall be accrued and paid only at such time, if any, as such Unvested Shares become vested Shares. Any dividends or Dividend Equivalent Rights shall be subject to the same vesting or performance conditions as the underlying Award. After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares. If such Shares are Restricted Stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock.
15.2	Restrictions on Shares. At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) a right to repurchase (a “Right of Repurchase”) a portion of any or all Unvested Shares held by a Participant following such Participant’s Termination at any time within ninety (90) days after the later of the Participant’s Termination Date and the date the Participant purchases Shares under this Plan, for cash and/or cancellation of purchase money indebtedness, at the Participant’s Purchase Price or Exercise Price, as the case may be.

16. CERTIFICATES.  All certificates for Shares or other securities delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable U.S. federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted and any non-U.S. exchange controls or securities law restrictions to which the Shares are subject.

17. ESCROW; PLEDGE OF SHARES.  To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of the Participant’s obligation to the Company under the promissory note; provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant’s Shares or other collateral. In connection with any pledge of the Shares, the Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve. The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.

18. REPRICING; EXCHANGE AND BUYOUT OF AWARDS.  The repricing of Options or SARs is not permitted without prior stockholder approval. Repricing is defined as (i) amending the terms of outstanding Options or SARs to reduce the exercise price, substituting or exchanging outstanding Options or SARs with or for Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs or (ii) buying out or exchanging Options or SARs with an exercise price that is above the then-current fair market value of the Shares for cash or other Awards (unless the exchange is in connection with a merger, acquisition or other transaction.) The Committee may, at any time or from time to time authorize the Company, in the case of an Option or SAR exchange with stockholder approval, and with consent of the respective Participants (unless not required pursuant to Section 5.9 of the Plan), to pay cash or issue new Awards in exchange for the surrender and cancellation of any, or all, outstanding Awards.

19. SECURITIES LAW AND OTHER REGULATORY COMPLIANCE.  An Award will not be effective unless such Award is in compliance with all applicable U.S. federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

20. NO OBLIGATION TO EMPLOY.  Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent or Subsidiary of the Company or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Participant’s employment or other relationship at any time.

21. CORPORATE TRANSACTIONS.

21.1	Assumption or Replacement of Awards by Successor. In the event of a Corporate Transaction any or all outstanding Awards may be assumed or replaced by the successor corporation, which assumption or replacement shall be binding on all Participants. In the alternative, the successor corporation may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Awards). The successor corporation may also issue, in place of outstanding Shares of the Company held by the Participant, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant. In the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute Awards, as provided above, pursuant to a Corporate Transaction, then notwithstanding any other provision in this Plan to the contrary, such Awards shall have their vesting accelerate as to all shares subject to such Award (and any applicable right of repurchase fully lapse) immediately prior to the Corporate Transaction. In addition, in the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute Awards, as provided above, pursuant to a Corporate Transaction, the Committee will notify the Participant in writing or electronically that such Award will be exercisable for a period of time determined by the Committee in its sole discretion, and such Award will terminate upon the expiration of such period. Awards need not be treated similarly in a Corporate Transaction.
21.2	Assumption of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company’s award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the Purchase Price or the Exercise Price, as the case may be, and the number and nature of Shares issuable upon exercise or settlement of any such Award will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option in substitution rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price. Substitute Awards shall not reduce the number of Shares authorized for grant under the Plan or authorized for grant to a Participant in any calendar year.
21.3	Non-Employee Directors’ Awards. Notwithstanding any provision to the contrary herein, in the event of a Corporate Transaction, the vesting of all Awards granted to Non-Employee Directors shall accelerate and such Awards shall become exercisable (as applicable) in full prior to the consummation of such event at such times and on such conditions as the Committee determines.

22. ADOPTION AND STOCKHOLDER APPROVAL.  This Plan shall be submitted for the approval of the Company’s stockholders, consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board.

23. TERM OF PLAN/GOVERNING LAW.  Unless earlier terminated as provided herein, this Plan will become effective on the Effective Date and will terminate ten (10) years from the date this Plan is adopted by the Board. This Plan and all Awards granted hereunder shall be governed by and construed in accordance with the laws of the State of Delaware (excluding its conflict of law rules).

24. AMENDMENT OR TERMINATION OF PLAN.  The Board may at any time terminate or amend this Plan in any respect, including, without limitation, amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the stockholders of the Company, amend this Plan in any manner that requires such stockholder approval; provided further, that a Participant’s Award shall be governed by the version of this Plan then in effect at the time such Award was granted.

25. NONEXCLUSIVITY OF THE PLAN.  Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock awards and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

26. INSIDER TRADING POLICY.  Each Participant who receives an Award shall comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by Employees, officers and/or directors of the Company.

27. ALL AWARDS SUBJECT TO COMPANY CLAWBACK OR RECOUPMENT POLICY.  All Awards, subject to applicable law, shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of Participant’s employment or other service with the Company that is applicable to executive officers, employees, directors or other service providers of the Company, and in addition to any other remedies available under such policy and applicable law, may require the cancellation of outstanding Awards and the recoupment of any gains realized with respect to Awards.

28. DEFINITIONS.  As used in this Plan, and except as elsewhere defined herein, the following terms will have the following meanings:

“Award” means any award under the Plan, including any Option, Restricted Stock, Stock Bonus, Stock Appreciation Right, Restricted Stock Unit or award of Performance Shares.

“Award Agreement” means, with respect to each Award, the written or electronic agreement between the Company and the Participant setting forth the terms and conditions of the Award, which shall be in substantially a form (which need not be the same for each Participant) that the Committee has from time to time approved, and will comply with and be subject to the terms and conditions of this Plan.

“Award Transfer Program” means any program instituted by the Committee which would permit Participants the opportunity to transfer any outstanding Awards to a financial institution or other person or entity approved by the Committee.

“Board” means the Board of Directors of the Company.

“Cause” means (a) the commission of an act of theft, embezzlement, fraud, dishonesty, (b) a breach of fiduciary duty to the Company or a Parent or Subsidiary, or (c) a failure to materially perform the customary duties of Employee’s employment.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Committee” means the Compensation Committee of the Board or those persons to whom administration of the Plan, or part of the Plan, has been delegated as permitted by law.

“Common Stock” means the common stock of the Company.

“Company” means Vocera Communications, Inc., or any successor corporation.

“Consultant” means any person, including an advisor or independent contractor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

“Corporate Transaction” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then-outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation or (iv) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company).

“Director” means a member of the Board.

“Disability” means in the case of incentive stock options, total and permanent disability as defined in Section 22(e)(3) of the Code and in the case of other Awards, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

“Dividend Equivalent Right” means the right of a Participant, granted at the discretion of the Committee or as otherwise provided by the Plan, to receive a credit for the account of such Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant.

“Effective Date” means the date of the underwritten initial public offering of the Company’s Common Stock pursuant to a registration statement that is declared effective by the SEC.

“Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Program” means a program pursuant to which outstanding Awards are surrendered, cancelled or exchanged for cash, the same type of Award or a different Award (or combination thereof).

“Exercise Price” means, with respect to an Option, the price at which a holder may purchase the Shares issuable upon exercise of an Option and with respect to a SAR, the price at which the SAR is granted to the holder thereof.

“Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(a)	if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal;
(b)	if such Common Stock is publicly traded but is neither listed nor admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal;
(c)	in the case of an Option or SAR grant made on the Effective Date, the price per share at which shares of the Company’s Common Stock are initially offered for sale to the public by the Company’s underwriters in the initial public offering of the Company’s Common Stock pursuant to a registration statement filed with the SEC under the Securities Act; or
(d)	if none of the foregoing is applicable, by the Board or the Committee in good faith.

“Insider” means an officer or director of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.

“Non-Employee Director” means a Director who is not an Employee of the Company or any Parent or Subsidiary.

“Option” means an award of an option to purchase Shares pursuant to Section 5.

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Participant” means a person who holds an Award under this Plan.

“Performance Award” means cash or stock granted pursuant to Section 10 or Section 12 of the Plan.

“Performance Factors” means any of the factors selected by the Committee and specified in an Award Agreement, from among the following objective measures, either individually, alternatively or in any combination, applied to the Company as a whole or any business unit or Subsidiary, either individually, alternatively, or in any combination, on a GAAP or non-GAAP basis, and measured, to the extent applicable on an absolute basis or relative to a pre-established target, to determine whether the performance goals established by the Committee with respect to applicable Awards have been satisfied:

(a)	Profit Before Tax;
(b)	Billings;
(c)	Revenue;
(d)	Net revenue;
(e)	Earnings (which may include earnings before interest and taxes, earnings before taxes, and net earnings);
(f)	Operating income;
(g)	Operating margin;
(h)	Operating profit;
(i)	Controllable operating profit, or net operating profit;
(j)	Net Profit;
(k)	Gross margin;
(l)	Operating expenses or operating expenses as a percentage of revenue;
(m)	Net income;
(n)	Earnings per share;
(o)	Total stockholder return;
(p)	Market share;
(q)	Return on assets or net assets;
(r)	The Company’s stock price;
(s)	Growth in stockholder value relative to a pre-determined index;
(t)	Return on equity;
(u)	Return on invested capital;
(v)	Cash Flow (including free cash flow or operating cash flows)
(w)	Cash conversion cycle;
(x)	Economic value added;
(y)	Individual confidential business objectives;
(z)	Contract awards or backlog;
(aa)	Overhead or other expense reduction;
(bb)	Credit rating;
(cc)	Strategic plan development and implementation;
(dd)	Succession plan development and implementation;
(ee)	Improvement in workforce diversity;
(ff)	Customer indicators;
(gg)	New product invention or innovation;
(hh)	Attainment of research and development milestones;
(ii)	Improvements in productivity;

(jj)	Bookings; and
(kk)	Attainment of objective operating goals and employee metrics.

The Committee may, in recognition of unusual or non-recurring items such as acquisition-related activities or changes in applicable accounting rules, provide for one or more equitable adjustments (based on objective standards) to the Performance Factors to preserve the Committee’s original intent regarding the Performance Factors at the time of the initial award grant. It is within the sole discretion of the Committee to make or not make any such equitable adjustments.

“Performance Period” means the period of service determined by the Committee, not less than one (1) year and not more than five (5) years, during which years of service or performance is to be measured for the Award.

“Performance Share” means a performance share bonus granted as a Performance Award.

“Permitted Transferee” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships) of the Employee, any person sharing the Employee’s household (other than a tenant or employee), a trust in which these persons (or the Employee) have more than 50% of the beneficial interest, a foundation in which these persons (or the Employee) control the management of assets, and any other entity in which these persons (or the Employee) own more than 50% of the voting interests

“Plan” means this Vocera Communications, Inc. 2012 Equity Incentive Plan.

“Purchase Price” means the price to be paid for Shares acquired under the Plan, other than Shares acquired upon exercise of an Option or SAR.

“Restricted Stock Award” means an award of Shares pursuant to Section 6 or Section 12 of the Plan, or issued pursuant to the early exercise of an Option.

“Restricted Stock Unit” means an Award granted pursuant to Section 9 or Section 12 of the Plan.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Shares” means shares of the Company’s Common Stock and the common stock of any successor security.

“Stock Appreciation Right” means an Award granted pursuant to Section 8 or Section 12 of the Plan.

“Stock Bonus” means an Award granted pursuant to Section 7 or Section 12 of the Plan.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Termination” or “Terminated” means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an employee, officer, director, consultant, independent contractor or advisor to the Company or a Parent or Subsidiary of the Company. An employee will not be deemed to have ceased to provide services in the case of (i) sick leave, (ii) military leave, or (iii) any other leave of absence approved by the Committee; provided, that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to employees in writing. In the case of any employee on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Award while on leave from the employ of the Company or a Parent or Subsidiary of the Company as it may deem appropriate, except that in no event may an Award be exercised after the expiration of the term set forth in the applicable Award Agreement. An employee shall have terminated employment as of the date he or she ceases to be employed (regardless of whether the termination is in breach of local laws or is later found to be invalid) and employment shall not be extended by any notice period or garden leave mandated by local law. The Committee will have sole discretion to determine whether a Participant has ceased to provide services for purposes of the Plan and the effective date on which the Participant ceased to provide services (the “Termination Date”).

“Unvested Shares” means Shares that have not yet vested or are subject to a right of repurchase in favor of the Company (or any successor thereto).

vocera™

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 31, 2018.

Vote by Internet

- Go to **www.envisionreports.com/VCRA**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all nominees, FOR Proposal 2, FOR Proposal 3, 1 Year for Proposal 4 and FOR Proposal 5.

+

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain
01 - John N. McMullen	☐	☐	☐	02 - Sharon L. O'Keefe	☐	☐	☐

	For	Against	Abstain
2. Proposal to ratify appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.	☐	☐	☐
3. Advisory vote on named executive officer compensation.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
4. Advisory vote on frequency of advisory vote on named executive officer compensation.	☐	☐	☐	☐

	For	Against	Abstain
5. Proposal to amend and restate Vocera's 2012 Equity Incentive Plan.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X +

02TQFC

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

vocera™

Proxy — Vocera Communications, Inc.

Notice of 2018 Annual Meeting of Stockholders

525 Race Street, San Jose, CA 95126
Proxy Solicited by Board of Directors for Annual Meeting — June 1, 2018 at 10:00 a.m. Pacific Time

Brent D. Lang, Justin R. Spencer and Douglas A. Carlen, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Vocera Communications, Inc. to be held on June 1, 2018 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposal 2, FOR Proposal 3, One Year for Proposal 4 and FOR Proposal 5.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)